UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Black Knight, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLACK KNIGHT, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FLORIDA 32204 April 27, 2020 Dear Shareholder: On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Black Knight, Inc. The meeting will be held on June 10, 2020 at 11:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204.* The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter. The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including: • Who can vote; and • The different methods you can use to vote, including the telephone, Internet and traditional paper proxy card. Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. On behalf of the board of directors, I thank you for your cooperation. Sincerely, Anthony M. Jabbour Chief Executive Officer * As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investors page of our website at www.BlackKnightInc.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

NOTICE OF ANNUAL

MEETING OF SHAREHOLDERS

To the Shareholders of Black Knight, Inc.:

Notice is hereby given that the 2020 Annual Meeting of Shareholders of Black Knight, Inc. will be held on June 10, 2020 at 11:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204* in order to:

1.  Elect four directors to serve until the 2021 Annual Meeting of Shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.  Approve a non-binding advisory resolution on the compensation paid to our named executive officers; and

3.  Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors set April 13, 2020 as the record date for the meeting. This means that owners of Black Knight, Inc. common stock at the close of business on that date are entitled to:

•    Receive notice of the meeting; and

•     Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 3 of the proxy statement.

Sincerely,

Colleen E. Haley

Corporate Secretary

Jacksonville, FL
April 27, 2020

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

* As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investors page of our website at www.BlackKnightInc.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

Black Knight, Inc.

1	General Information About the Company

3	General Information About the Annual Meeting

7	Corporate Governance and Related Matters

20	Certain Information About Our Directors

29	Proposal No. 1: Election of Directors

29	Certain Information About Our Executive Officers

31	Compensation Discussion and Analysis and Executive and Director Compensation

56	Executive Compensation

76	Proposal No. 2: Advisory Vote on Executive Compensation

79	Proposal No. 3: Ratification of Independent Registered Public Accounting Firm

81	Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

83	Certain Relationships and Related Transactions

87	Shareholder Proposals

88	Other Matters

88	Available Information

89	Appendix A

Black Knight, Inc.	i

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Black Knight, Inc., or Black Knight or the Company, for use at the Annual Meeting of Shareholders to be held on June 10, 2020 at 11:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investors page of our website at www.BlackKnightInc.com and our filings with the Securities and Exchange Commission, or the SEC, for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 27, 2020 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5100.

GENERAL INFORMATION

ABOUT THE COMPANY

We are a leading provider of integrated software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals. Our solutions facilitate and automate many of the mission-critical business processes across the homeownership lifecycle. We are committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership.

We have market-leading software solutions combined with comprehensive real estate data and extensive analytic capabilities. Our solutions are utilized by U.S. mortgage originators and servicers, as well as other financial institutions, investors and real estate professionals, to support mortgage lending and servicing operations, analyze portfolios and properties, operate more efficiently, meet regulatory compliance requirements and mitigate risk.

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We believe the breadth and depth of our comprehensive end-to-end, integrated solutions and the insight we provide to our clients differentiate us from other software providers and position us particularly well for emerging opportunities. We have served the mortgage and real estate industries for over 55 years and utilize this experience to design and develop solutions that fit our clients’ ever-evolving needs. Our proprietary software solutions and data and analytics capabilities reduce manual processes, improve compliance and quality, mitigate risk and deliver significant cost savings to our clients. Our scale allows us to continually and cost-effectively invest in our business in order to meet industry requirements and maintain our position as an industry-standard platform for mortgage market participants.

Except as otherwise indicated or unless the context otherwise requires, all references to Black Knight, the Company, we, us or our (1) prior to the Spin-Off (as described below), are to Black Knight Financial Services, Inc., or BKFS and its subsidiaries, and (2) after the Spin-Off are to Black Knight, Inc. and our subsidiaries. We sometimes refer to Black Knight Financial Services, LLC and BKFS as our predecessors.

Our History. Our business generally represents a reorganization of the former Technology, Data and Analytics segment of Lender Processing Services, Inc., or LPS, a former provider of integrated technology, data and services to the mortgage industry in the United States. LPS, a business that was struggling with legal, regulatory and reputational issues, was acquired by Fidelity National Financial, Inc., or FNF, in January 2014. The transaction was led by our Chairman, William P. Foley, II. Mr. Foley unlocked the value of our software, data and analytics businesses by separating Black Knight’s businesses from LPS’ transaction services businesses that are now part of ServiceLink, a majority-owned subsidiary of FNF. Mr. Foley, together with a leadership team handpicked by himself and our board, executed on his strategic vision for Black Knight, including maximizing operational efficiencies, creating a culture of cross-selling across our businesses and accelerating the pace of innovation. We were a majority-owned subsidiary of FNF prior to the Spin-Off (as defined below) on September 29, 2017.

Prior to the Spin-Off, BKFS was a holding company and our sole asset was our interest in, and our business was conducted through, Black Knight Financial Services, LLC, or BKFS LLC, and its subsidiaries. BKFS had a sole managing member interest in BKFS LLC, which granted us the exclusive authority to manage, control and operate the business and affairs of BKFS LLC and its subsidiaries. BKFS shareholders indirectly controlled BKFS LLC through its managing member interest.

On May 26, 2015, BKFS completed its initial public offering, or IPO, in which it issued and sold 20,700,000 shares of Class A common stock at a price of $24.50 per share. Subsequently, on September 29, 2017, FNF completed a tax-free distribution of BKFS and the formation of Black Knight as the new publicly-trading holding company of BKFS, which we refer to as the Spin-Off.

For additional information concerning FNF’s acquisition of LPS, the internal reorganizations leading to the IPO, the IPO and the Spin-Off, please see our Annual Report on Form 10-K filed with SEC on February 28, 2020, as amended on March 25, 2020, and other filings with the SEC.

Black Knight, Inc.	2

GENERAL INFORMATION

ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented. As noted above, we may announce alternative arrangements for the annual meeting in light of COVID-19.

Why did I receive this proxy statement?

The board is soliciting your proxy to vote at the annual meeting because you were a holder of our common stock at the close of business on April 13, 2020, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

Who is entitled to vote?

All record holders of common stock as of the close of business on April 13, 2020 are entitled to vote. As of the close of business on that day, 149,920,398 shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

If you hold your shares of common stock through a broker, bank or other nominee, you are considered a “beneficial owner,” and you will receive separate instructions from the nominee describing how to vote your shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares. Beneficial owners may also vote their shares in person at the annual meeting after first obtaining a legal proxy from their nominees by following the instructions provided by their nominees, and presenting the legal proxy to the election inspectors at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares of common stock held by you of record (i.e., shares registered in your name) and any shares of common stock held for your benefit in Black Knight’s 401(k) plan.

How do I vote?

You may vote using any of the following methods:

•	In person at the annual meeting. All shareholders may vote in person at the annual meeting by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a record holder), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the annual meeting with your ballot when you vote at the meeting; or

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•	By proxy. There are three ways to vote by proxy:
»	By mail, using the enclosed proxy card and return envelope;
»	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or
»	By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

As part of our precautions regarding COVID-19, we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investors page of our website at www.BlackKnightInc.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and Corporate Secretary, and each of them, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On what am I voting?

You will be asked to consider three proposals at the annual meeting:

•	Proposal No. 1 asks you to elect four directors to serve until the 2021 Annual Meeting of Shareholders.
•	Proposal No. 2 asks you to approve a non-binding advisory resolution on the compensation paid to our named executive officers.
•	Proposal No. 3 asks you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year.

How does the board recommend that I vote on these proposals?

The board recommends that you vote “FOR” each of Proposals 1 through 3.

Black Knight, Inc.	4

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the annual meeting in accordance with the procedures specified in Black Knight’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the annual meeting; or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, a majority of votes of our common stock cast is required to elect a director. Abstentions and broker non-votes will have no effect.
•	For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote is required to approve this proposal. Even though your vote is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.
•	For Proposal No. 3 regarding the ratification of the appointment of KPMG LLP, under Delaware law, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote is required to approve this proposal. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, or NYSE, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

5	Black Knight, Inc.

What are broker non-votes? If I do not vote, will my broker vote for me?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least 10 days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the SEC and the rules promulgated by NYSE thereunder.

We believe that all the proposals to be voted on at the annual meeting, except for the appointment of KPMG LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals No. 1 and 2, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposals No. 2 and 3, abstentions will have the effect of a vote against such proposals pursuant to our bylaws and Delaware law.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address, and wish to receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each account, please contact Broadridge toll free at 1.866.540.7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or this proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

Black Knight, Inc.	6

CORPORATE GOVERNANCE

AND RELATED MATTERS

2019 Shareholder Engagement and Governance Response

We spoke with eight of our largest shareholders, including five of our top ten shareholders who collectively owned approximately 32% of our shares as of December 31, 2019, specifically with respect to our executive compensation and governance programs, and received their views on various matters. Our board values the input of our shareholders, and we made the following changes in response to valuable feedback we received:

•	Director diversity: In December 2019, Nancy L. Shanik was elected to our board, and in February 2020, Ms. Shanik was appointed to serve on our Audit Committee. Ms. Shanik has a strong background in risk management and is an audit committee financial expert. For additional information about Ms. Shanik, please see “Certain Information about our Directors.”
•	Transition from Executive to non-executive Chairman: William P. Foley, II transitioned from Executive Chairman to non-executive Chairman in December 2019 and Mr. Foley’s compensation was realigned to reflect his non-executive Chairman position.
•	Appointment of a Lead Independent Director: In February 2020, in recognition that our non-executive Chairman is not independent, our board appointed Thomas M. Hagerty to serve as Lead Independent Director.
•	Annual elections of directors: Following strong support from our shareholders at our 2019 annual meeting, we amended our certificate of incorporation to de-classify our board over three years beginning with our 2020 Annual Meeting of Shareholders.
•	Majority voting in director elections: Also following strong shareholder support at our 2019 annual meeting, our board amended our bylaws to implement majority voting in uncontested elections of directors beginning with our 2020 Annual Meeting of Shareholders.
•	Changes to our long-term incentive program: For our 2020 performance-based restricted stock awards, we implemented:
»	Performance-based restrictions that apply to each of the three years of the vesting period; and
»	Double-trigger vesting upon a change in control (a change in control and a termination of employment).

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Corporate Governance Guidelines

Our corporate governance guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and establish a common set of expectations as to how the board of directors should perform its functions. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications (including consideration of all aspects of diversity when considering new director nominees, including diversity of age, gender, nationality, race, ethnicity and sexual orientation), director responsibilities, board agenda, roles of the Chairman of the board of directors, Chief Executive Officer and Lead Independent Director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The board reviewed our corporate governance guidelines in February 2020. A copy of our corporate governance guidelines is posted on the Investors page of our website which is located at www.BlackKnightInc.com.

Code of Ethics and Business Conduct

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules. We intend to disclose any such amendment or waiver by posting it on the Investors page of our website at www.BlackKnightInc.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investors page of our website at www.BlackKnightInc.com.

Black Knight, Inc.	8

Corporate Responsibility

Black Knight and our board are committed to addressing environmental, social and governance (ESG) risks and opportunities. We consider ESG in various areas of our business and at every level of our Company and approach our business and our communities through community engagement, diversity and inclusion, sustainability and risk management. We report on these matters to the risk committee of our board of directors, and have included a short summary of these efforts below. We have provided a brief summary of how we manage our ESG risks and opportunities through our corporate responsibility programs below. For additional information on Black Knight’s corporate responsibility efforts, please see our 2019 Corporate and Social Responsibility Report on the Investors page of our website at www.BlackKnightInc.com.

Stakeholder and Community Engagement

Through our charitable giving program, Black Knight Cares, we proudly support through corporate and employee financial donations and volunteer efforts a number of causes focused on the following areas to make our communities stronger:

•	Childhood development
•	Community health and wellness
•	Housing assistance
•	Support for our military families

The United Way, a nonprofit that works that works in communities across the country to help eradicate poverty, increase high school graduation rates and eliminate unsafe living conditions, is an important community partner for Black Knight. Our employees are able to donate to their local United Way chapter through payroll deduction, helping to do the most good in the communities where they work and live.

We are also proud to be an underwriting sponsor of The Folded Flag Foundation, a nonprofit that provides educational scholarships to the spouses and children of our nation’s fallen service members. Because all administrative costs for The Folded Flag Foundation are paid for by Black Knight and other underwriting sponsors, the foundation is able to donate 100 percent of all public donations to the families it serves.

Our stakeholders include our shareholders, our employees, our board of directors, our clients, and the communities where our employees live and work. We engage in an ongoing dialogue with our various stakeholders regarding our business and how it impacts them, including with respect to governance, executive compensation and ESG matters.

Diversity and Inclusion

We realize our individual differences strengthen us collectively, which is why we are committed to diversity in our workforce and promoting a business culture that is representative of the unique values, opinions, cultures and needs of our employees, clients, communities and suppliers.

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Black Knight seeks talented, creative individuals from a variety of backgrounds, worldviews and life circumstances to work with us. It is our priority that our workplace is inclusive, welcoming to new ideas and appreciative of valuable experiences. In support of this commitment, we work hard to create a diverse and inclusive environment. In 2019, our efforts included:

•	Our CEO Anthony M. Jabbour joined the CEO Action for Diversity & Inclusion, the largest CEO-driven business commitment to advance diversity and inclusion within the workplace.
•	We created Knights of the D&I Roundtable, an internal diversity and inclusion alliance group, to help promote our diversity efforts and support our culture of inclusion.
•	We strongly value diversity and have many women in senior leadership positions, and we continue our efforts to create a more balanced and fair environment for women in technology. For our employees, we do this through our Women’s Internal Networking Group (WINGs) program. We also promote careers in technology for young high school and college-aged women by holding an annual career day through our Women in Technology (WIT) program.
•	Our board’s commitment to consider all aspects of diversity when selecting new director nominees, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Sustainability

Black Knight is dedicated to promoting environmental sustainability and providing our employees with the opportunity to make a positive impact on the environment on campus. As a leading provider of software, data and analytics solutions to the mortgage industry, we believe we have a reasonably light environmental footprint. In 2019, our efforts to reduce our environmental impact included:

•	Reduce Energy Consumption: We implemented various initiatives to reduce our energy consumption, including retrofitting the lighting in our parking garages with LED lighting, with a target of reducing energy consumption by up to 50% while providing our employees with a bright, safe environment. Through this and other energy conservation efforts, we reduced the amount of electricity used on our corporate campus by approximately 9% in 2019 compared to 2018.
•	Waste Reduction and Management: We have taken a number of actions to reduce the waste we generate and dispose of it in an environmentally responsible manner, including replacing Styrofoam cups and containers with recyclable paper and cardboard products, removing plastic water bottles from our breakrooms in favor of filtered water dispensers, and partnering with an eSteward certified end-of-life equipment disposal company so that disposed technology is responsibly recycled or repurposed and sold or donated.
•	Water Conservation: We use faucet flow restrictors in our breakrooms and restrooms and use soil-moisture managed campus irrigation and have a no-concrete watering policy. Through these efforts, we reduced the water consumed on our corporate campus by approximately 10% in 2019 compared to 2018.

Black Knight, Inc.	10

Information Security and Risk Management

We are highly dependent on information technology networks and systems to securely process, transmit and store electronic information. Attacks on information technology systems continue to grow in frequency, complexity and sophistication. Such attacks have become a point of focus for individuals, businesses and governmental entities. These attacks can create system disruptions, shutdowns or unauthorized disclosure of confidential information, including non-public personal information, consumer data and proprietary business information.

We remain focused on making strategic investments in information security to protect our clients and our information systems. This includes both capital expenditures and operating expenses for hardware, software, personnel and consulting services. As our primary solutions and services evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established policies, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques. We also participate in industry and governmental initiatives to improve information security for our clients.

Our board has a strong focus on cybersecurity. At each regular meeting of the risk committee of our board of directors, our Chief Risk Officer, Chief Compliance Officer and Chief Information Security Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents, and each of them has an opportunity to engage with the risk committee individually in executive session. Our risk committee chairman reports on these discussions to our board of directors on a quarterly basis. We also provide quarterly opportunities for continuing education to our risk committee members on various matters relating to cybersecurity, including emerging risks and trends, regulatory changes, and changes to our internal practices. In addition, Mr. Hunt and Mr. Rood have attended third-party director education courses on cybersecurity and privacy issues and trends.

Our employees are one of our strongest assets in protecting our clients’ information and mitigating risk. We maintain comprehensive and tailored training programs that focus on applicable privacy, security, legal and regulatory requirements that provide ongoing enhancement of the security and risk culture at Black Knight. In 2019, our compensation committee included a qualitative risk-based performance criteria to our annual incentives based on the importance our board places on management’s actions to manage and mitigate risk across Black Knight. We continue to provide strong focus on all areas of cybersecurity including threat and vulnerability management, security monitoring, identity and access management, phishing awareness, risk oversight, third-party risk management, disaster recovery and business continuity management.

11	Black Knight, Inc.

The Board

Our board is currently composed of William P. Foley, II, Anthony M. Jabbour (Chief Executive Officer), Thomas M. Hagerty, David K. Hunt, Richard N. Massey, Ganesh B. Rao, John D. Rood and Nancy L. Shanik. Mr. Foley transitioned from Executive Chairman to non-executive Chairman of the Board on December 1, 2019, and his compensation was realigned in light of the change in his role.

Our board met five times in 2019. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2019. Our non-management directors also met periodically in executive sessions without management. In 2019, our non-management directors appointed one independent director to preside over each executive session of our board. In February 2020, we appointed Thomas M. Hagerty to serve as Lead Independent Director, and he will preside over future executive sessions of our independent directors. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2020 annual meeting. None of our directors attended our 2019 annual meeting.

Board Governance and Independence

Our nominating and corporate governance committee evaluates our relationships with each director and nominee and makes a recommendation to our board of directors as to whether to make an affirmative determination that such director or nominee is independent. Under our corporate governance guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of NYSE.

During the first quarter of 2020, our board of directors determined that Thomas M. Hagerty, David K. Hunt, Richard N. Massey, Ganesh B. Rao, John D. Rood and Nancy L. Shanik, or 75% of our board, are independent. The board of directors also determined that Messrs. Massey and Hagerty meet the additional independence standards of NYSE for compensation committee members.

In determining independence, the board of directors considered all relationships that might bear on our directors’ independence from Black Knight. The board of directors determined that Anthony M. Jabbour is not independent because he is Chief Executive Officer and an employee of Black Knight. The board also determined that William P. Foley, II is not independent because he serves as the Chairman and is an employee of Black Knight.

Black Knight, Inc.	12

In considering the independence of Thomas M. Hagerty, David K. Hunt, Richard N. Massey, Ganesh B. Rao and John D. Rood, the board of directors considered the following factors:

•	Mr. Hagerty and Mr. Rao are each Managing Directors of Thomas H. Lee Partners, L.P. (THL), which owned more than 10% of our common stock until March 15, 2018. In addition, in the past we have purchased software and systems services from certain entities over which THL exercises control and, prior to the IPO, THL provided certain corporate services to us, including management and consulting services.
•	Messrs. Hagerty, Massey and Rood each serve as directors of and own equity interests in FNF, our former parent.
•	We own an economic interest of approximately 18% in The Dun & Bradstreet Corporation (D&B) through our limited partnership interest in Star Parent, L.P. (Star Parent), the parent company of D&B, and Messrs. Hagerty, Massey and Rao each serve on the board of directors of D&B and the general partner of Star Parent. Messrs. Hagerty and Rao are Managing Directors of THL, which holds a limited partnership interest in Star Parent, and Mr. Massey has served as Chief Executive Officer of Cannae Holdings, Inc., which holds a limited partnership interest in Star Parent, since November 2019. Mr. Massey also personally holds a small limited partnership interest in Star Parent.
•	Messrs. Hagerty, Hunt, Massey and Rood each own a minority interest in Black Knight Sports and Entertainment LLC, which owns the Vegas Golden Knights. Mr. Foley is the majority interest holder, and is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC.

Following consideration of these matters, the board of directors determined that these relationships were not of a nature that would impair Mr. Hagerty’s, Mr. Hunt’s, Mr. Massey’s, Mr. Rao’s or Mr. Rood’s independence. Ms. Shanik had no relationships with Black Knight that required consideration in determining her independence.

Committees of the Board

The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a risk committee. The charter of each committee is available on the Investors page of our website at www.BlackKnightInc.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Thomas M. Hagerty (Chair) and Richard N. Massey. Our corporate governance and nominating committee met one time in 2019.

13	Black Knight, Inc.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are to:

•	Identify individuals qualified to become members of our board of directors (or to fill vacancies), consistent with the criteria approved by our board of directors, and to recommend to the board the nominees to stand for election as directors.
•	Make recommendations to our board of directors as to changes to the size of the board or any committee thereof.
•	Review the independence of each director in light of the independence criteria of NYSE and any other independence standards applicable to directors, and submit a recommendation to our board of directors with respect to each director’s independence.
•	Make recommendations to the board regarding the composition of the board’s committees.
•	Develop, review annually and recommend to the board any revisions to the Company’s Corporate Governance Guidelines.
•	Oversee the evaluation of the performance of the board and its committees.
•	Review our overall corporate governance and report to the board on a regular basis, but not less than once per year, on committee findings, recommendations and any other matters that the committee deems appropriate or the board requests.

The corporate governance and nominating committee reviewed its charter in February 2020 without material change.

Audit Committee

The members of our audit committee are David K. Hunt (Chair), John D. Rood and Nancy L. Shanik. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and NYSE, and that each of Mr. Hunt, Mr. Rood and Ms. Shanik is an audit committee financial expert, as defined by the rules of the SEC. Our audit committee met a total of eight times in 2019.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;
•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;
•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

Black Knight, Inc.	14

•	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;
•	Approving audit and non-audit services provided by our independent registered public accounting firm;
•	Discussing earnings press releases and financial information provided to analysts and rating agencies;
•	Discussing with management our policies and practices with respect to risk assessment and risk management;
•	Reviewing any material transaction between our chief financial officer or chief accounting officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our chief executive officer; and
•	An annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2019:

The primary function of the audit committee is oversight of (i) the quality and integrity of the Company’s consolidated financial statements and related disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the independent registered public accounting firm. Our audit committee acts under a written charter, which the audit committee reviewed in February 2020 without material change. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below. Each of our audit committee members have been determined by the board of directors to be independent as defined by NYSE independence standards. In addition, our board of directors has determined that each of Mr. Hunt, Mr. Rood and Ms. Shanik is an audit committee financial expert as defined by the rules of the SEC.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP (KPMG), the independent registered public accounting firm, the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019. Management and KPMG reported to us that the Company’s consolidated financial

15	Black Knight, Inc.

statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Black Knight and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG matters covered by the Public Company Accounting Oversight Board Auditing Standards No. 16 (Communications With Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and that KPMG be appointed independent registered public accounting firm for Black Knight for 2020.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of the Company’s annual consolidated financial statements. The independent registered public accounting firm is responsible for auditing the Company’s annual consolidated financial statements and expressing an opinion as to whether these consolidated financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles.

Management is also responsible for maintaining and assessing the effectiveness of its internal control over financial reporting, including providing Management’s Report on Internal Control over Financial Reporting. The independent registered public accounting firm is responsible for auditing these internal controls and expressing an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Exchange Act of 1934 in either of those fields or in auditor independence.

Black Knight, Inc.	16

The foregoing report is provided by the following directors:

AUDIT COMMITTEE

David K. Hunt (Chair)
John D. Rood

Nancy L. Shanik

Compensation Committee

The members of the compensation committee are Richard N. Massey (Chair) and Thomas

M. Hagerty, each of whom were deemed to be independent by the board, as required by NYSE. Our compensation committee met three times during 2019. The functions of the compensation committee include the following:

•	Reviewing and approving the corporate goals and objectives relevant to compensation of the company’s CEO, evaluating the CEO’s performance in light of those goals and objectives and determining and approving the CEO’s compensation level based on this evaluation;
•	Setting salaries and approving incentive compensation awards other than equity-based awards, as well as compensation policies for all Section 16 officers as designated by our board of directors, and recommending to our board of directors equity-based incentive awards for board approval;
•	Reviewing and recommending to our board of directors policies with respect to equity compensation arrangements that are subject to board approval;
•	Overseeing our compliance with the requirement under applicable stock exchange rules that, with limited exceptions, shareholders approve equity compensation plans;
•	Evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•	Authorizing and approving any employment or severance agreements and amendments with all designated Section 16 officers;
•	Reviewing, discussing with management and recommending to our board of directors for inclusion in our annual proxy statement or annual report on Form 10-K the compensation discussion and analysis section;
•	Reviewing and approving the annual compensation risk assessment conducted by management for inclusion in our proxy statement or annual report on Form 10-K;
•	Preparing the report of the compensation committee that the SEC requires in our annual proxy statement;
•	Considering the results of shareholder say-on-pay votes and recommending to our board of directors any change to the frequency of say-on-pay votes;

17	Black Knight, Inc.

•	Reviewing and approving the form and amount of compensation of our board of directors’ non-management directors;
•	Evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;
•	Reporting to our board of directors;
•	Reviewing the adequacy of its charter on an annual basis; and
•	Reviewing and evaluating, at least annually, the performance of the compensation committee, including compliance of the compensation committee with its charter.

Our compensation committee reviewed its charter in February 2020 without material change. For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation.”

Risk Committee

The members of the risk committee are John D. Rood (Chair), David K. Hunt and Ganesh B. Rao, each of whom were determined by the board to be independent. Our risk committee met four times in 2019.

The primary functions of the risk committee include providing oversight of our risk management and compliance efforts, as well as oversight of our material risks. Our risk committee’s functions include, among other things:

•	Oversight of our enterprise risk management program, including ESG risk;
•	Oversight of our compliance program; and
•	Oversight of the enterprise risk management and compliance functions.

Our risk committee reviewed its charter in February 2020 without material change.

Board Leadership Structure and Role in Risk Oversight

We have separated the positions of CEO and Chairman of the board of directors in recognition of the differences between the two roles. We believe this leadership structure is appropriate and allows our CEO and Chairman to focus on the responsibilities of their respective offices while creating a collaborative relationship that benefits our Company. In February 2020, our board appointed Thomas M. Hagerty, one of our independent directors, to serve as our Lead Independent Director. Following engagement and feedback from our shareholders, the board determined it to be useful and appropriate to designate a Lead Independent Director to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the board may determine. The responsibilities of our Lead Independent Director include:

•	Preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

Black Knight, Inc.	18

•	Call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;
•	Review information sent to the board, as well as board meeting agendas and schedules in collaboration with the Chairman to ensure that there is sufficient time for discussion of all agenda items and recommend matters for the board to consider and information to be provided to the board;
•	Serve as a liaison and supplemental channel of communication between non-employee/ independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;
•	Serve as the principal liaison for consultation and communication between the non- employee/independent directors and shareholders;
•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the board; and
•	Be available to major shareholders for consultation and direct communication.

The board of directors administers its risk oversight function directly and through committees. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also oversees the performance of the independent auditor, our internal audit function and monitors compliance with legal and regulatory requirements.

Our risk committee has the responsibility to assist our board of directors in overseeing our enterprise risk management framework, including ESG risk, and our comprehensive compliance program, and to review and approve our risk governance policies and procedures. At each regular meeting of the risk committee, our Chief Risk Officer, Chief Compliance Officer and Chief Information Security Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents, and each of them has an opportunity to engage with the risk committee individually in executive session. Our Chief Risk Officer also reports to the risk committee on matters relating to our environmental sustainability policies and programs. Our risk committee chairman reports on these discussions to our board of directors on a quarterly basis. We also provide quarterly opportunities for continuing education to our risk committee members on various matters relating to cyber security, including emerging risks and trends, regulatory changes, and changes to our internal practices.

The corporate governance and nominating committee considers the adequacy of our governance structures and policies, including as they relate to our environmental, sustainability and governance practices. The compensation committee reviews and approves our compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on Black Knight. Each committee provides reports on its activities to the full board of directors.

19	Black Knight, Inc.

Black Knight’s commitment to corporate responsibility means integrating it throughout our business, including how we manage ESG topics. Our board and its committees oversee the execution of Black Knight’s ESG strategies and initiatives as an integrated part of our oversight of the overall strategy and risk management for the Company. Our management team is actively engaged on related topics including innovation of our software, data and analytics solutions and client, investor and other stakeholder expectations. In addition, our management team actively manages our approach to our corporate social responsibilities, public policy issues, human capital issues, environmental, health and safety matters, as well as the environmental impact of the Company’s operations, and will discuss these matters with the board and appropriate committees. The Corporate Responsibility section, beginning on page 9 and our 2019 Corporate and Social Responsibility Report available on the Investors page of our website at www.BlackKnightInc.com further outlines our approach to these issues.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

CERTAIN INFORMATION

ABOUT THE OUR DIRECTORS

Director Criteria, Qualifications and Experience and Process for
Selecting Directors

Our board and the corporate governance and nominating committee is committed to include the best available candidates for nomination to election to our board based on merit. Our board and our corporate governance and nominating committee continuously evaluates our board’s composition with the goal of developing a board that will meet our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

Black Knight, Inc.	20

•	Personal qualities and characteristics, accomplishments and reputation in the business community;
•	Current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;
•	Ability and willingness to commit adequate time to the board and committee matters;
•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and
•	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

We believe that the current composition of our board has served us well and that our current directors possess relevant experience, skills and qualifications that contribute to a well functioning board that effectively oversees our long-term strategy. Black Knight has undergone significant change over the past five years, including FNF’s acquisition of LPS in January 2014, the IPO in May 2015, the Spin-Off from FNF in September 2017, and a CEO transition in April 2018. Our board, which is composed of directors who have a strong understanding of our business, operational and strategic goals, as well as our industry and the risks we face, has been critical to our ability to smoothly and successfully navigate through this time of transition. The success of their leadership is evidenced by the increase in the trading price for our stock from $24.50 at IPO, to $43.05 at Spin-Off, to $64.48 on December 31, 2019, which represents an increase of $5.9 billion in shareholder value.

During this time of transition, our board believed it was extremely important that Mr. Foley remain in his role as Executive Chairman to provide stability for the Company in the execution of our strategic vision and, following the CEO transition, to provide continuity of vision and mentoring for Mr. Jabbour. In December 2019, following a successful transition and as a result of Mr. Jabbour’s strong leadership and performance, Mr. Foley, in consultation with the board, transitioned from Executive Chairman to non-executive Chairman of the Board, and his compensation was realigned and reduced to reflect this change in his role. For additional information concerning Mr. Foley’s transition to non-executive Chairman of the Board, please see the section titled “Compensation Discussion & Analysis – Mr. Foley’s Transition from Executive Chairman to Non-Executive Chairman” below.

21	Black Knight, Inc.

Also in 2019, our board focused on increasing the diversity of our board by appointing a talented female with strong skills, including significant financial expertise, and who has the background to understand our business and our clients. In December 2019, our board appointed Nancy L. Shanik to join our board. Ms. Shanik has a strong background in finance that she gained as a Managing Director for Citigroup Inc. and then as Chief Credit Officer in Citigroup’s Global Commercial Markets business. She also has significant experience overseeing a large and complex risk management organization that she gained as Chief Risk Officer of Citizens Financial Group, Inc. In light of her strong background and experience, our board also appointed Ms. Shanik to serve on our audit committee in February 2020, and designated her as an audit committee financial expert.

In 2020, we expect our board will focus on selling our products and solutions to new clients, cross-selling additional services to existing clients, innovating through the development of new solutions and refining our current offerings to provide better insight to our clients, and selectively pursuing strategic acquisitions.

Our board will also focus on carefully managing expenses to address any impact to the mortgage and real estate industries and our business as a result of the COVID-19 pandemic and other macro-economic factors.

Our board is committed to examining ways to continue to foster the diversity of our board across many dimensions to ensure that it operates at a high functioning level and reflects the board’s commitment to inclusiveness. Our Corporate Governance Guidelines expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified women and individuals from minority groups who may be recommended by our directors, management, or our shareholders as candidates for nomination as directors.

The corporate governance and nominating committee considers qualified candidates suggested by current directors, management and our shareholders. Shareholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals” below.

Information About the Director Nominees and Continuing Directors

Declassification of our Board of Directors and Majority Voting

Following strong support from our shareholders at our 2019 annual meeting, our board approved an amendment to our certificate of incorporation to eliminate the classification of our board over a three-year period beginning at the 2020 annual meeting, and provide for the annual election of all directors beginning at the 2022 annual meeting.

Black Knight, Inc.	22

The implementation of the declassification of the board begins at the 2020 Annual Meeting. Accordingly, director nominees standing for election at this annual meeting and each annual meeting of shareholders thereafter will be elected to serve a one-year term. Beginning with the 2022 Annual Meeting, all directors would stand for annual elections. The table below summarizes the implementation of the declassification:

Annual Meeting Year/Class	Length of Term For Directors Elected	Year Term Would Expire	Portion of the Board Elected at the Annual Meeting
2020	1 Year	2021	4 of 8
2021	1 Year	2022	6 of 8
2022 and thereafter	Annual Election	One Year Later	8 of 8

Also following strong support from our shareholders at our 2019 annual meeting, our board approved changes to our bylaws to implement majority voting in uncontested director elections. As a result of this change, beginning with this 2020 annual meeting, directors will be elected by a majority of the votes cast in an uncontested director election, that is, where the number of nominees for director equals the number of directors to be elected by the shareholders at a meeting. In the event of a contested director election, that is where the number of nominees for director exceeds the number of directors to be elected by the shareholders at a meeting, directors would be elected by a plurality of the votes cast.

Director Skills and Experience

The matrix below lists the skills and experience that we consider most important for our directors in light of our current business and structure. In addition, biographical information concerning our nominees proposed for election at the annual meeting, as well as our continuing Class I and Class II directors, including each directors’ relevant experience, qualifications, skills and diversity, is included below.

BOARD OF DIRECTORS
	William P. Foley, II (Chair)	Anthony M. Jabbour (CEO)	Thomas M. Hagerty	David K. Hunt	Richard N. Massey	Ganesh B. Rao	John D. Rood	Nancy L. Shanik
Board of Directors Experience	✓	✓	✓	✓	✓	✓	✓	✓
Industry Experience	✓	✓
CEO/Business Head/ Leadership	✓	✓		✓	✓		✓	✓
International	✓	✓	✓	✓	✓	✓	✓	✓

Chart Continued ►

23	Black Knight, Inc.

BOARD OF DIRECTORS
	William P. Foley, II (Chair)	Anthony M. Jabbour (CEO)	Thomas M. Hagerty	David K. Hunt	Richard N. Massey	Ganesh B. Rao	John D. Rood	Nancy L. Shanik
Human Capital Manage- ment/Compensation	✓	✓	✓	✓	✓	✓	✓	✓
Finance/Capital Allocation	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory	✓	✓		✓	✓		✓	✓
Mortgage/Banking	✓	✓			✓		✓	✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓		✓
Technology/Information Security	✓	✓	✓	✓	✓	✓	✓	✓
Legal	✓				✓
Marketing/Sales	✓	✓	✓	✓	✓	✓	✓
Board Tenure	6	2	6	6	6	6	6	1
Age	75	52	57	74	64	43	65	66
Ethnic, Gender, National or Other Diversity						✓		✓

Nominees for Director—Term Expiring 2021 (if elected)

Name	Position
Anthony M. Jabbour	Chief Executive Officer and Director
Richard N. Massey	Chairman o the Compensation Committee Member of the Corporate Governance and Nominating Committee
John D. Rood	Chirman of the Risk Committee Member of the Audit Committee
Nancy L. Shanik	Member of the Audit Committee

Black Knight, Inc.	24

Anthony M. Jabbour has served as our Chief Executive Officer since April 2018 and has served as a director since May 2018. Mr. Jabbour has also served as the Chief Executive Officer and a director of D&B since February 2019. Prior to joining Black Knight, Mr. Jabbour served as Corporate Executive Vice President and Co-Chief Operating Officer of Fidelity National Information Services, Inc. (FIS) from December 2015 through December 2017. Mr. Jabbour served as Corporate Executive Vice President of the Integrated Financial Solutions segment of FIS from February 2015 until December 2015. Mr. Jabbour served as Executive Vice President of the North America Financial Institutions division of FIS from February 2011 to February 2015. Prior to that, Mr. Jabbour held positions of increasing responsibility in operations and delivery from the time he joined FIS in 2004. Prior to joining FIS, Mr. Jabbour worked for Canadian Imperial Bank of Commerce and for IBM’s Global Services group managing complex client projects and relationships.

Mr. Jabbour’s qualifications to serve on the Black Knight board of directors include his extensive experience in leadership roles with financial services and technology companies, resulting in his deep knowledge of our business and industry and strong leadership abilities.

Richard N. Massey has served on board of directors of Black Knight and its predecessors since January 2014. Mr. Massey has served as Chief Executive Officer of Cannae since November 2019, and has served on the Cannae board of directors since June 2018. Mr. Massey is a Senior Managing Director of Trasimene Capital Management, LLC, a privately held company, since November 2019. Mr. Massey is also a longtime partner of Westrock Capital Partners and Bear State Advisors, both privately held multi-family investment partnerships. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of FNF and FGL Holdings. FNF has entered into an agreement to acquire FGL Holdings and FGL Holdings will cease to be a public company upon completion of the transaction. Mr. Massey serves as a director of the Oxford American Literary Project and Chairman of the Board of the Arkansas Razorback Foundation. Mr. Massey formerly served as a director of FIS and as Chairman of Bear State Financial, Inc.

Mr. Massey’s qualifications to serve on our board include his experience in corporate finance and investment banking and as a financial, strategic and legal advisor to public and private businesses, as well as his expertise in identifying, negotiating and consummating mergers and acquisitions.

Mr. Massey’s service as Chief Executive Officer of Cannae and service on other boards does not limit his ability to devote sufficient time and attention to his duties as a director of Black Knight. In particular, Cannae is a holding company engaged in managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses and Mr. Massey is not charged with overseeing the day-to-day operations of such businesses. In Mr. Massey’s role as Cannae’s Chief Executive Officer, he serves as a director of Cannae and some of its portfolio companies, including D&B. Mr. Massey has provided and continues to provide significant contributions and experience to Black Knight throughout his tenure as a director of Black Knight and has sufficient time to focus on Black Knight.

25	Black Knight, Inc.

John D. Rood has served on the board of Black Knight and its predecessors since January 2014. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with 30 years of experience in multifamily development and investment. In addition, Mr. Rood has served on the board of FNF since May 2013. From 2004 to 2007, Mr. Rood served as the US Ambassador to the Commonwealth of the Bahamas. Mr. Rood previously served on the board of Alico, Inc., and currently serves on several private boards. In 1999, he was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors, which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed by Mayor Lenny Curry to the JAXPORT Board of Directors, where he served from October 2015 to July 2016. Governor Rick Scott appointed Mr. Rood to the Florida Prepaid College Board in July 2016, where Mr. Rood serves as Chairman of the Board. Mr. Rood served on the Enterprise Florida and Space Coast Florida board of directors from September 2016 until February 2019. Mr. Rood has participated in numerous risk and audit training programs with KPMG, Booz Allen and the National Association of Corporate Directors, or NACD. He is a Board Leadership Fellow with NACD.

Mr. Rood’s qualifications to serve on our board of directors include his experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy and his experience as a director on boards of both public and private companies.

Nancy L. Shanik is a private investor and has served on our board since December 2019. Ms. Shanik served as Chief Risk Officer of Citizens Financial Group, Inc. from November 2010 until April 2016, where she oversaw the risk management organization within Citizens. Prior to joining Citizens, Ms. Shanik served as a Managing Director of Alvarez & Marshal, a professional services firm focused on turnaround management, corporate restructuring and operational performance improvement, from 2009 to 2010. Prior to that, Ms. Shanik spent 31 years with Citigroup Inc. where she was both a Managing Director and Senior Credit Officer and served as the Chief Credit Officer of Citigroup Inc.’s Global Commercial Markets business. Ms. Shanik also serves on the board of directors of RBC US Group Holdings, which owns the U.S. operations of the Royal Bank of Canada.

Ms. Shanik’s qualifications to serve on our board of directors include her strong background in the financial services industry and oversight of risk enterprise management for a complex and highly regulated business organization, resulting in her deep understanding of the risks, regulatory environment and other challenges facing our business and industry.

Class III Directors—Term Expiring 2021

Name	Position
William P. Foley, II	Non-executive Chairman of the Board
Thomas M. Hagerty	Lead Independent Director Chairman of the Corporate Governance and Nominating Committee Member of the Compensation Committee

Black Knight, Inc.	26

William P. Foley, II has served as Chairman of the board of directors of Black Knight and its predecessors since January 2014. Mr. Foley served as our Executive Chairman from January 2014 until December 1, 2019. Mr. Foley served as the Chairman of the board of directors of LPS from July 2008 until March 2009. Mr. Foley is a founder of FNF, and has served as Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley also serves as Co-Executive Chairman of FGL Holdings since April 2016 and as Chairman of Cannae Holdings, Inc. (Cannae) since July 2017. Mr. Foley is the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, a private company that provides certain management services to Cannae, since November 2019. Following the consummation of FNF’s acquisition of FGL, Mr. Foley will cease to serve on the FGL board of directors. Mr. Foley also serves as Chairman of D&B, which is privately held. He serves on the board of numerous foundations, including The Foley Family Charitable Foundation and the Cummer Museum of Arts and Gardens. He is a founder, trustee and director of The Folded Flag Foundation, a charitable foundation that supports our nation’s Gold Star families. Mr. Foley also is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team. Within the past five years, Mr. Foley served as Vice Chairman of FIS and as a director of Ceridian HCM Holdings, Inc. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain.

Mr. Foley’s qualifications to serve on our Board include more than 30 years as a director and executive officer of FNF, his long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions. Mr. Foley provides high-value added services to our company and has sufficient time to focus on Black Knight.

Thomas M. Hagerty has served on the board of Black Knight and its predecessors since January 2014. Mr. Hagerty has served as a director of FNF since 2005. Mr. Hagerty is a Managing Director of THL, which he joined in 1988. Mr. Hagerty currently serves as a director of FNF, FleetCor Technologies and Ceridian HCM Holdings, Inc. He serves as a director of D&B, which is privately held. Mr. Hagerty formerly served on the boards of First Bancorp, MoneyGram International and FIS.

Mr. Hagerty’s qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth oriented companies as a Managing Director of THL, a leading private equity firm, and his experience in enhancing value at such companies, along with his expertise in corporate finance.

27	Black Knight, Inc.

Class I Directors—Term Expiring 2022

Name	Position
David K. Hunt	Chairman of the Audit Committee Member of the Risk Committee
Ganesh B. Rao	Member of the Risk Committee

David K. Hunt has served on the board of directors of Black Knight and its predecessors since April 2014. In addition, Mr. Hunt has served as a director of FIS since June 2001 and served as a director of LPS from February 2010 until January 2014, when LPS was acquired by FNF. Since December 2005, Mr. Hunt has been a private investor.

Mr. Hunt’s qualifications to serve on our board of directors include his long familiarity with our business and industry that he acquired as a director of LPS and FIS, as well as Mr. Hunt’s prior service as chairman of LPS’ risk and compliance committee and his deep understanding of the regulatory environment and other challenges facing our industry.

Ganesh B. Rao has served on the board of Black Knight and its predecessors since January 2014. Mr. Rao is a Managing Director of THL, which he joined in 2000. Prior to joining THL, Mr. Rao worked at Morgan Stanley & Co. Incorporated in the Mergers & Acquisitions Department. Mr. Rao also worked at Greenlight Capital, a hedge fund. Mr. Rao is currently a director of Ceridian HCM Holdings, Inc. and MoneyGram International, as well as the following privately held companies: D&B, Prime Risk Partners and HighTower Advisors, LLC. Mr. Rao is a former director of Nielsen Holdings, N.V. and LifeWorks Corporation Ltd.

Mr. Rao’s qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth oriented companies as a Managing Director of THL, and his experience with enhancing value at such companies, along with his expertise in corporate finance.

Black Knight, Inc.	28

PROPOSAL NO. 1: ELECTION OF DIRECTORS PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL NO. 3: MAJORITY RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of one year or until their successors are elected and qualified. The current number of directors is eight. The board believes that each of the following nominees will stand for election and will serve if elected as a director:

At this annual meeting, the persons listed below have been nominated to stand for election as Class II directors for a one-year term expiring in 2021.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

Anthony M. Jabbour

Richard N. Massey

John D. Rood

Nancy L. Shanik

CERTAIN INFORMATION ABOUT

OUR EXECUTIVE OFFICERS

The executive officers of the Company are set forth in the table below, together with biographical information, except for Mr. Jabbour, whose biographical information is included in this proxy statement under the section titled “Certain Information about our Directors—Information About the Director Nominees and Continuing Directors.”

29	Black Knight, Inc.

Name	Position with Black Knight	Age
Anthony M. Jabbour	Chief Executive Officer	52
Joseph M. Nackashi	President	56
Kirk T. Larsen	Executive Vice President and Chief Financial Officer	48
Shelley S. Leonard	Chief Product and Digital Officer	49
Michael L. Gravelle	Executive Vice President and General Counsel	58
Michele M. Meyers	Chief Accounting Officer and Treasurer	40

Joseph M. Nackashi. Mr. Nackashi has served as our President since July 2017. Mr. Nackashi previously served as President of our Servicing Software division since January 2014, and served as our Chief Information Officer from January 2014 until June 2015. Mr. Nackashi previously served as Executive Vice President and Chief Information Officer of LPS from July 2008 until LPS was acquired by FNF in January 2014.

Kirk T. Larsen. Mr. Larsen has served as our Executive Vice President and Chief Financial Officer of Black Knight and its predecessors since January 2014. Mr. Larsen also served as Executive Vice President and Chief Financial Officer of ServiceLink Holdings, LLC from January 2014 until April 2015. Prior to joining BKFS LLC, Mr. Larsen served as the Corporate Executive Vice President, Finance and Treasurer of FIS from July 2013 until December 2013 and as Senior Vice President and Treasurer from October 2009 until July 2013.

Shelley S. Leonard. Ms. Leonard has served as Chief Product Officer of Black Knight since January 2015, and as Chief Product and Digital Officer since January 2019. Ms. Leonard previously served as Executive Vice President and Managing Director of LoanSphere Business Strategy for Black Knight’s Servicing Technologies division from November 2011 to December 2014. Prior to that, Ms. Leonard served Black Knight and its predecessors in various roles with increasing responsibility since June 1993.

Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President and General Counsel of Black Knight and its predecessors since January 2014, and served as Corporate Secretary of Black Knight from January 2014 until May 2018. Mr. Gravelle has also served as Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010, and as Executive Vice President, General Counsel and Corporate Secretary of Cannae since July 2017.

Michele M. Meyers. Ms. Meyers has served as our Chief Accounting Officer since February 2019, and as our Treasurer since April 2019. Ms. Meyers previously served as the Company’s Vice President of Finance and Controller since March 2015. Prior to joining Black Knight, Ms. Meyers served as the Vice President and Corporate Controller of Altisource Portfolio Solutions S.A. from July 2012 to January 2015. Ms. Meyers began her career with Deloitte & Touche LLP, where she held various titles of increasing responsibility, last serving in the role of Audit Senior Manager.

Black Knight, Inc.	30

COMPENSATION DISCUSSION AND

ANALYSIS AND EXECUTIVE AND

DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures that follow. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2019, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. In 2019, our named executive officers were:

•	William P. Foley, II, Chairman (Executive Chairman until December 1, 2019)
•	Anthony M. Jabbour, Chief Executive Officer
•	Joseph M. Nackashi, President
•	Kirk T. Larsen, Executive Vice President and Chief Financial Officer
•	Michael L. Gravelle, Executive Vice President and General Counsel
•	Shelley S. Leonard, Chief Product and Digital Officer (designated as an executive officer beginning November 18, 2019)
•	Anthony Orefice (Executive Vice President and Chief Operating Officer until July 1, 2019)

William P. Foley, II plays a critical role in shaping the Company’s strategic vision. Mr. Foley led the team that resulted in FNF’s acquisition of LPS, a business that was struggling with legal, regulatory and reputational issues, and unlocked the value of our software, data and analytics businesses. Mr. Foley did this by separating Black Knight’s businesses from the transaction services businesses of LPS that are now part of ServiceLink Holdings, LLC, a subsidiary of FNF. He put together a leadership team to execute on his strategic vision for Black Knight, including maximizing operational efficiencies, creating a culture of cross-selling across our businesses, and accelerating innovation. Mr. Foley had a significant hand in the creation of approximately $5.9 billion of additional value to our shareholders from our IPO at $24.50 per share in May 2015 to our closing share price of $64.48 on December 31, 2019.

31	Black Knight, Inc.

INCREASE Total Shareholder Return Since IPO 2019 Revenues $1,177.2 Million 2019 Earnings before equity in losses of unconsolidated affiliates $182.8 Million 2019 Net Earnings $108.8 Million 2019 Diluted EPS $0.73 per share INCREASE INCREASE DECREASE* DECREASE* 5.5% 6% 7.5% 6% 2019 Adj. Revenues $1,177.7 Million 2019 Adj. Net Earnings $295.4 Million 2019 Adj. EBITDA $583.4 Million 2019 Adj.EPS $1.99 per share

* The effect of our D&B Investment was a reduction of Net earnings of $73.9 million, or $0.50 per diluted share, primarily due to the effect of their purchase accounting adjustments, restructuring charges and other non-operating charges.

Our board believed it was critically important for Mr. Foley to play a significant role in this process and, following our CEO transition in 2018, to provide continuity of vision and mentoring for Mr. Jabbour. On December 1, 2019, following a successful transition and as a result of Mr. Jabbour’s strong leadership and performance, Mr. Foley, in consultation with the board, transitioned from Executive Chairman to non-executive Chairman of the Board, and his compensation was realigned and reduced to reflect this change in his role. For additional information concerning the realignment of Mr. Foley’s compensation, see the section below titled “Mr. Foley’s Transition from Executive Chairman to Non-Executive Chairman.”

Ms. Leonard was designated as an executive officer beginning November 18, 2019. As Chief Product and Digital Officer, Ms. Leonard is responsible for defining product and digital strategy and user experience, and working with each division within Black Knight to develop a comprehensive strategic roadmap. Because Ms. Leonard was not an executive officer in February 2019, her base salary and annual incentive plan target were not set by our compensation committee but instead by Mr. Jabbour and Mr. Nackashi. Ms. Leonard’s 2019 performance-based restricted stock award and payout under our 2019 annual incentive plan were approved by our compensation committee in February 2020.

Executive Summary

2019 was another solid year for Black Knight as we continued to execute against our long- term strategic objectives to drive growth through winning new clients, cross selling to existing clients, innovating with urgency and through acquisitions to further enhance our offerings.

Financial Highlights

In 2019, we generated Revenues of $1,177.2 million, an increase of 6% compared to 2018, Earnings before equity in losses of unconsolidated affiliates of $182.8 million, an increase of 8% compared to 2018, and Net earnings of $108.8 million, or $0.73 per diluted share, compared to $168.5 million, or $1.14 per diluted share, in 2018.

Black Knight, Inc.	32

Adjusted Revenues in 2019 were $1,177.7 million, an increase of 5.5% over the prior year, and Adjusted EBITDA was $583.4 million, an increase of 7.5% compared to 2018. Adjusted EPS was $1.99, an increase of 6% compared to 2018. Our growth in 2019 was primarily driven by strong performance in our origination software and data and analytics businesses.

Reflecting the solid financial results, strong new sales wins, and strength of our business model, our shares have outperformed broad market and sector indices since we completed our initial public offering on May 26, 2015. The closing price of our stock on December 31, 2019 was $64.48, an increase of 43% above our closing price on December 31, 2018, and 138% above the closing price on May 20, 2015, the date Black Knight Financial Services, Inc. Class A common stock commenced trading on the New York Stock Exchange. These results compare to a total return of 31% and 67%, respectively, for the S&P 500 and 41% and 125%, respectively, for the S&P North American Technology Sector Index for those time periods.

Adjusted Revenues, Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Please refer to Appendix A for a reconciliation of these measures to the most directly comparable GAAP measures.

Our Compensation Programs are Driven by Our Business Objectives

Our compensation committee takes great care to develop and refine an executive compensation program that recognizes our stewardship responsibility to our shareholders while our talent supports a culture of growth, innovation, and performance.

Our compensation committee believes it is important to reward our executives for strong performance in an industry with significant operational and regulatory challenges, and to incentivize them to deliver strong results for our investors by winning new clients, cross-selling to existing clients, innovating with urgency and acquisitions to further enhance our offerings.

At the same time, our compensation committee believes it is important to disincentivize our executives from taking unnecessary risks. The compensation committee believes that our compensation programs are structured to foster these goals.

We believe that our executive compensation programs are structured in a manner to support our company and to achieve our business objectives. For 2019, our executive compensation approach was designed with the following goals:

•	Sound Program Design. We designed our compensation programs to fit with our company, our strategy and our culture. There are many facets and considerations that enter into this equation, some of which are discussed below in “—Compensation Best Practices.” Consequently, we aim to deliver a sound compensation program, reflecting a comprehensive set of data points and supporting our success.

33	Black Knight, Inc.

•	Pay-for-Performance. We designed our compensation programs so that a substantial majority of our executives’ compensation is tied to our performance. We used pre-defined performance goals for our annual cash-incentives to make pay-for- performance the key driver of the cash compensation levels paid to our named executive officers. In 2018, we took a fresh look at our performance measures used for our annual cash incentives and added Adjusted EPS, new sales contract value, and strategic risk management objectives in addition to Adjusted Revenues and Adjusted EBITDA. We used these measures again for our 2019 annual cash incentives. The financial performance measures we use are key components in the way we and our investors view our operating success and are highly transparent and objectively determinable. The committee incorporated the strategic risk management objective because it was reflective of the priority that the board places on our executives’ oversight and management of the risks facing our business. To complement the annual incentives, we used performance-based restricted stock awards in 2019. These grants tie executives to our shareholder return and our operating performance over the long-term. Also, these performance-based awards are linked to our executive stock ownership guidelines, where together the grants and the guidelines strongly promote long-term stock ownership and provide direct alignment with our shareholders.
•	Competitiveness. Total compensation is intended to be competitive in order to attract, motivate and retain highly qualified and effective executives who can build shareholder value over the long-term. The level of pay our compensation committee sets for each named executive officer is influenced by the executive’s leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements, as well as a detailed assessment of the compensation paid by our peers.
•	Incentive Pay Balance. We believe the portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short and long-term financial and strategic business results. Long-term incentive compensation opportunities should significantly outweigh short-term cash- based opportunities. Annual objectives should be compatible with sustainable long- term performance.
•	Investor Alignment and Risk Assumption. We place a strong emphasis on delivering long-term results for our investors and clients and discourage excessive risk taking by our executive officers.
•	Good Governance. Good compensation governance plays a prominent role in our approach to compensation. As discussed in the next section, our compensation committee, the Chairman of our compensation committee and our Chief Executive Officer review current trends in compensation governance and adopt policies that work for us.

We believe it is important to deliver strong results for our investors and clients, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

Black Knight, Inc.	34

Compensation Best Practices

We take a proactive approach to compensation governance. Our compensation committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the company and our investors. As part of this process, our compensation committee reviews compensation trends and considers current best practices, and makes changes in our compensation programs when the committee deems it appropriate, all with the goal of continually improving our approach to executive compensation. Our compensation programs include the following notable best practices:

Things We Do:
✓	Set a high ratio of performance-based compensation to total compensation, and a low ratio of non-performance-based compensation, including fixed benefits, perquisites and salary, to total compensation.
✓	Adopted aggressive stock ownership guidelines and linked the guidelines to a holding period requirement for executives and directors who have not met the guidelines.
✓	Clawback any overpayments of incentive-based or equity-based compensation that were attributable to restated financial results.
✓	Our compensation committee sets maximum levels payable under our annual incentives, and our equity incentive plan has a limited award pool.
✓	Our long-term equity incentive awards granted to our officers use a vesting schedule of at least three years, and awards granted under our omnibus incentive plan vest no sooner than one year after the grant date, except in the case of unanticipated, early vesting due to death, disability or a change in control, with a standard carveout for awards relating to no more than 5% of the plan’s share reserve.
✓	Use a performance-based vesting provision in our annual restricted stock grants to our officers.
✓	Dividend and dividend equivalents would be paid only on equity awards that vest.
✓	Separate the positions of Chief Executive Officer and Chairman.
✓	Limit perquisites.
✓	Our compensation committee uses an independent compensation consultant who reports solely to the compensation committee and does not provide separate services to management.
✓	The dilution rate from our equity-based incentive awards is well below industry average.
✓	Board compensation is below peer group average.

Things We Don’t Do:
X	Provide tax gross ups or reimbursement of taxes on perquisites.
X	Permit the repricing of stock options or any equivalent form of equity incentive.
X	Have multi-year guarantees for salary increases, non-performance-based bonuses or guaranteed equity compensation in our executive employment agreements.
X	Employment agreements do not allow tax gross ups for compensation paid due to a change of control and do not contain single trigger severance payment arrangements related to a change of control.
X	Supplemental executive retirement plans, executive pensions or excessive retirement benefits.

35	Black Knight, Inc.

2019 Shareholder Engagement and Response

We are also committed to hearing and responding to the views of our shareholders. In 2019, our officers met with investors on numerous occasions, both in group and one- on-one settings. The investors with whom we met in 2019 represented 17 of our top 30 shareholders, who collectively owned more than 55% of our shares as of December 31, 2019. At these meetings, our officers discuss a variety of topics, including our operational and stock performance, corporate governance and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as appropriate.

We spoke with eight of our largest shareholders, including five of our top ten shareholders who collectively owned approximately 32% of our shares as of December 31, 2019, specifically with respect to our executive compensation and governance programs, and received their valuable feedback on various matters.

Subsequently, in the first quarter of 2020, we reached out to our 20 largest shareholders to update them on the steps we have taken to address the feedback provided through our shareholder engagement process. The principal observations identified by our shareholders in our 2019 engagement process and our positive steps to address those observations are summarized below:

Observations Identified and Response:	Discussion:
OBSERVATION: Lack of board diversity. RESPONSE: Highly qualified female director elected to our board.

 In December 2019, Nancy L. Shanik was elected to our board, and in February 2020, Ms. Shanik was appointed to serve on our Audit Committee. Ms. Shanik has a strong background in risk management and is an audit committee financial expert. For additional information about Ms. Shanik, please see “Certain Information about our Directors.”

OBSERVATION:

Chairman and CEO both compensated at the CEO level.

RESPONSE:

William P. Foley, II transitioned from Executive Chairman to non-executive Chairman in December 2019 and Mr. Foley’s compensation was realigned to reflect his non-executive Chairman position.

In 2018, Mr. Jabbour was appointed to serve as our Chief Executive Officer. During this time of transition, our board believed it was extremely important that Mr. Foley remain in his role as Executive Chairman to provide stability for the Company in the execution of our strategic vision and mentorship to Mr. Jabbour. Mr. Foley and Mr. Jabbour were both compensated in a manner appropriate to the significance of their roles during 2019. In December 2019, following a successful transition and as a result of Mr. Jabbour’s strong leadership and performance, Mr. Foley, in consultation with the board, transitioned from Executive Chairman to non-executive Chairman of the Board, and his compensation was realigned and reduced to reflect this change in his role. For additional information concerning Mr. Foley’s transition to non- executive Chairman of the Board, please see the section titled “Mr. Foley’s Transition from Executive Chairman to Non-Executive Chairman” below.

OBSERVATION:

Single-trigger vesting of executive restricted stock awards upon a change in control.

RESPONSE:

2020 performance-based restricted stock awards include double-trigger vesting provisions upon a change in control.

For our 2020 performance-based restricted stock awards, our compensation committee approved changes to our executives’ award agreements to require that their awards will vest in connection with a change in control only if their employment with the Company is terminated in the six months preceding, or at any time following the change in control that is prior the vesting of the award.

Chart Continued ►

Black Knight, Inc.	36

Observations Identified and Response:	Discussion:

OBSERVATION:

Performance period for restricted stock awards is only one year.

RESPONSE:

2020 performance-based restricted stock awards include three performance periods: Fiscal years 2020, 2021 and 2022.

Our 2020 performance-based restricted stock awards vest ratably on each of the first three anniversaries of the date of grant, subject to the achievement of applicable performance-based restrictions. For our 2020 awards:

•     The first 1/3 of the award will vest only if the Company achieves Adjusted EBITDA of at least $583.4 million in 2020

•     The second 1/3 of the award will vest only if the Company achieves Adjusted EBITDA in 2021 at least equal to the Adjusted EBITDA achieved in 2020

•     The third 1/3 will vest only if the Company achieves Adjusted EBITDA in 2022 at least equal to the Adjusted EBITDA achieved in 2021

If we do not achieve the performance metric in any year, the portion of the award that was subject to achievement of that metric will be forfeited. In other words, there is no “catch-up” to allow a portion of an award to vest in a subsequent year if we fail to achieve the performance metric applicable to that year.

OBSERVATION: Overlapping performance measure between the cash annual incentive and the long-term incentive plan. RESPONSE: Considered by compensation committee, but no change made.

We use Adjusted EBITDA as a performance objective for our cash-based annual incentive plan (20% weighting) and for our long-term performance-based restricted stock awards (100% weighting). Our compensation committee gave strong consideration of whether this measure should be used in both programs. The committee determined that Adjusted EBITDA should be used in both programs. The committee determined it was important to include in the annual incentive plan because it is one of the most important measures in evaluating our operating strength and efficiency and is a focus of our investors.

The committee determined that was the appropriate measure for our long-term performance-based restricted stock awards because it reflects our ability to convert revenue into operating profits for shareholders and measures our progress toward achieving our long-term strategy, and has a significant effect on our long-term stock price. The committee also considered that, while Adjusted EBITDA is the only performance measure for our restricted stock awards, it represents only 20% of our executives’ cash-based annual incentives.

Following strong support of our management proposals in our 2019 proxy statement, our board also approved the following shareholder-friendly governance changes:

•	Annual elections of directors: We amended our certificate of incorporation to de-classify our board over three years beginning with our 2020 Annual Meeting of Shareholders.
•	Majority voting in director elections: Our board amended our bylaws to implement majority voting in uncontested elections of directors beginning with our 2020 Annual Meeting of Shareholders.

37	Black Knight, Inc.

Overview of Our Compensation Programs

Principal Components of Compensation

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material ownership stakes for executives assist in aligning executives’ interests with those of shareholders and strongly motivate executives to build long-term value. We structure our compensation programs to assist in creating this link.

The following chart illustrates the principal elements of our named executive officer compensation program in 2019:

Fixed Compensation	Short-Term Incentives	Long-Term Incentives
Base Salary	Annual Cash Incentive	Performance-based Restricted Stock	Benefits
Fixed cash component with annual merit increase opportunity based on responsibilities, individual performance results and other considerations.	Annual cash award for profitability, growth, operating strength and risk oversight during the year.	Annual restricted stock grants
with service and performance-
based vesting conditions tied
to operating strength and
efficiency. Our restricted stock
awards also contain holding
requirements tied to our
stock ownership guidelines to
promote significant long-term
		stock ownership.	Employee stock purchase plan; 401(k) plan and deferred compensation plan; and limited perquisites.
Link to Performance	Link to Performance	Link to Performance
Individual performance	Adjusted Revenues, Adjusted EBITDA, Adjusted EPS, new sales contract value and strategic risk management objectives	Adjusted EBITDA and shareholder returns

The principal components of our executive compensation program for 2019 were base salaries, annual cash incentives, and long-term performance-based equity incentive awards. In 2019, our compensation committee placed heavy emphasis on the at-risk, performance-based components of performance-based cash incentives and performance- based equity incentive awards. The compensation committee determined the appropriate value of each component of compensation after considering each executive’s level of responsibility, the individual skills, experience and potential contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term value. As shown in the table below, on average approximately 86% of total compensation was based on performance-based incentives and benefits comprised less than 5% of total compensation.

Black Knight, Inc.	38

The compensation committee believes a significant portion of an executive officer’s compensation should be allocated to compensation that effectively aligns the interests of our executives with the long-term interests of our investors. In particular, with respect to Messrs. Foley and Jabbour, our compensation committee considered the critical role they play in our organization, especially with respect to achieving our strategic goals and long- term growth and success, and the paramount importance of retaining their services and continued focus and dedication. The structure and terms of the compensation provided to Messrs. Foley and Jabbour is also reflective of the role they play within our organization, with the substantial majority being performance-based contingent upon achievement of specified performance objectives.

Allocation of Total Compensation for 2019

The following tables show the allocation of 2019 total compensation for our named executive officers as reported in the Summary Compensation Table below, among the various components. The compensation committee believed this allocation to be appropriate after consideration of the factors described above.

Name	Salary	Performance Based Restricted Stock	Annual Cash Incentive	Benefits & Other Compensation	Total Compensation	Performance Based Compensation(1)
William P. Foley, II	3.1%	83.4%	8.9%	4.6%	100.0%	92.3%
Anthony M. Jabbour	6.2%	73.9%	19.3%	0.6%	100.0%	93.2%
Joseph M. Nackashi	11.3%	66.2%	21.5%	1.0%	100.0%	87.7%
Kirk T. Larsen	12.7%	70.4%	16.0%	0.9%	100.0%	86.4%
Shelley S. Leonard	24.5%	38.8%	34.7%	2.0%	100.0%	73.5%
Michael L. Gravelle	17.3%	59.5%	21.8%	1.4%	100.0%	81.3%
Anthony Orefice	9.3%	76.7%	10.8%	3.2%	100.0%	87.5%

(1)	Calculated from Total Compensation, less the amounts included in “Salary”and “Benefits and Other Compensation.”

SALARY ANNUAL CASH BONUS RESTRICTED STOCK OTHER  PERFORMANCE BASED Chairman 2019 Compensation Mix Average of Other Named Executive Officers’ 2019 Compensation Mix 7.7% 92.3% 83.4% 8.9% 3.1% 4.6% 11.2% 88.8%

39	Black Knight, Inc.

Analysis of Compensation Components

Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. We explain how we use these non-GAAP measures in our discussions about incentives below.

Base Salary

Base salaries reflect the fixed component of the compensation for an executive officer’s ongoing contribution to the operating performance of his or her area of responsibility. We provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly paid cash compensation that is competitive and reasonable. We did not increase any of our named executive officers’ base salaries in 2019. Mr. Jabbour’s base salary was reduced in 2019 from $750,000 to $600,000 in light of his new role and duties as Chief Executive Officer of The Dun & Bradstreet Corporation (D&B).

Our compensation committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considered the peer compensation data provided by our compensation consultant, Strategic Compensation Group, LLC, or SCG, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

Annual Performance-based Cash Incentive

In 2019, we awarded annual cash incentive opportunities to each named executive officer. We use the annual incentives to provide a form of at risk, performance-based pay that is focused on achievement of critical, objectively measureable, financial objectives. These financial objectives are tied to our annual budget and our strategic planning process, which provide the basis for communicating our performance expectations to the investment community. It is reviewed in detail and approved by our board. Consistent with prior years, the 2019 annual cash incentives were conditioned upon the achievement of pre-defined objectives for fiscal year 2019, which were determined by our compensation committee. In 2019, 90% of our named executive officers’ annual incentives were tied to four objective financial metrics, with the remaining 10% tied to strategic risk management objectives. The performance measures were formulaic, established by the compensation committee in writing in February 2019, and, as applicable, payment amounts were derived from our audited and reported financial results.

Our annual cash incentives play an important role in our approach to total compensation. They motivate participants to work hard and proficiently toward improving our operating performance and achieving our business plan for a fiscal year. We believe that achieving our financial and risk objectives is a result of executing our business strategy, which is to drive growth by winning new clients, cross-selling to existing clients, innovating with urgency and acquisitions to further enhance our offerings, while successfully managing the financial and strategic risks of our business. The execution of our business strategy is important to delivering long-term value for our shareholders. In addition, the annual cash incentive program helps to attract and retain a highly qualified workforce and to maintain a market competitive compensation program.

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In the first quarter of 2019, our compensation committee approved the 2019 performance objectives and a target incentive opportunity for our named executive officers as well as the potential incentive opportunity range for threshold and maximum performance. No annual incentive payments were payable to an executive officer if the pre-established, threshold performance levels were not met, and payments were capped at the maximum performance payout level. The compensation committee had the authority to reduce (but not increase) an executive’s annual incentive award, and the annual incentive awards are subject to recoupment under our clawback policy.

Except for Mr. Nackashi, the amount of our named executive officers’ 2019 target annual cash incentive opportunities were the same as their 2018 incentive opportunities. We increased Mr. Nackashi’s target annual cash incentive opportunity for 2019 from 100% to 150% of his base salary in light of his expanded role and responsibilities in the oversight of our operating divisions.

In setting Mr. Foley’s and Mr. Jabbour’s target and maximum annual cash incentive opportunities for 2019, the compensation committee considered roles they play in shaping and executing on the Company’s strategic vision. Mr. Foley had a significant hand in the creation of approximately $5.9 billion of additional value to our shareholders from our IPO at $24.50 per share on May 24, 2015 to our closing share price of $64.48. He is a visionary and plays a critical role in the development of our short-term and long-term strategy. As a result of Mr. Foley’s transition from Executive Chairman to non-executive Chairman on December 1, 2019, he received a prorated annual incentive award for the portion of the year he served as Executive Chairman (January 1 until December 1, 2019) based upon projected payout of 119% of his target opportunity, which was based upon the Company’s projections of achievement of the performance metrics as of September 30, 2019.

Mr. Jabbour is the driving force behind the execution on our strategic vision, including organically growing our software, data and analytics businesses with urgency through selling our products to new clients, cross-selling additional services to existing clients, and innovating through the development of new solutions and refining our current offerings to provide better insight to our clients, and selectively pursuing strategic acquisitions, while maintaining an efficient cost structure to create the most value for our shareholders.

As a result of the decrease to Mr. Jabbour’s base salary, the cash value of his 2019 target annual cash incentive was $1.2 million, with a maximum annual cash incentive of $3.6 million, compared to Mr. Jabbour’s 2018 target cash incentive of $1.5 million and maximum cash incentive of $4.5 million in 2018. This change represents a reduction of the cash value of Mr. Jabbour’s target annual cash incentive of $300,000 or 20%, and reduction of the cash value of his maximum cash incentive of $900,000 or 20%, from 2018 to 2019.

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The amount of the annual incentives actually paid depends on the level of achievement of the pre-established goals as follows:

•	If threshold performance is not achieved, no incentive will be paid.
•	If threshold performance is achieved, the incentive payout will equal 50% of the executive officer’s target incentive opportunity.
•	If target performance is achieved, the incentive payout will equal 100% of the executive officer’s target incentive opportunity.
•	If maximum performance is achieved, the incentive payout will equal 200% of the executive officer’s target incentive opportunity, except for Messrs. Foley and Jabbour, whose 2019 maximum incentive opportunities were equal to 300% of their target incentive opportunity.
•	Between these levels, the payout is prorated.

Threshold performance levels were established to challenge our executive officers. Maximum performance levels were established to limit annual incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a company.

Target performance levels are intended to be difficult to achieve, but not unrealistic. The performance targets were based on discussions between management and our compensation committee. In setting 2019 performance metrics, our compensation committee considered our 2019 financial plan and sales pipeline, the potential impact of customer implementation delays on Adjusted Revenues and Adjusted EBITDA results, management’s continued focus on reducing risk, and prior year performance.

The 2019 financial performance metrics and weightings were: Adjusted Revenues (20%), Adjusted EBITDA (20%), Adjusted EPS (20%) and new sales contract value (30%). These performance metrics are among the most important measures in evaluating the financial performance of our business, and they can have a significant effect on long-term value creation and the investment community’s expectations. In the following table, we explain how we calculate or assess the financial performance measures and why we use them.

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Performance Measure	Weight	How Calculated	Reason for Use
Adjusted Revenues	20%	We define Adjusted Revenues as Revenues adjusted to include the revenues that we did not record during the respective period due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. We also exclude the effect of acquisitions and divestitures.	Adjusted Revenues is an important measure of our growth, our ability to satisfy our clients and gain new clients and the effectiveness of our services and solutions. Adjusted revenue is widely followed by the investment community.
Adjusted EBITDA	20%	We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to (i) Depreciation and amortization; (ii) Impairment charges; (iii) Interest expense, net; (iv) Income tax expense; (v) Other expenses, net; (vi) Equity in losses of unconsolidated affiliates, net of tax; (vii) deferred revenue purchase accounting adjustment; (viii) equity-based compensation, including certain related payroll taxes; (ix) costs associated with debt and/or equity offerings, including the Spin-Off; (x) spin-off related transition costs; (xi) acquisition-related costs, including costs pursuant to purchase agreements; (xii) costs associated with expense reduction initiatives; and (xiii) costs associated with executive transition. We also exclude the effect of acquisitions and divestitures.	Adjusted EBITDA reflects our operating strength and efficiency. It also reflects our ability to convert revenue into operating profits for shareholders. Adjusted EBITDA is a common basis for enterprise valuation and widely followed by the investment community.
Adjusted EPS	20%	We define Adjusted EPS as Adjusted Net Earnings divided by the diluted weighted average shares of common stock outstanding. Adjusted Net Earnings is defined as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to: (i) equity in losses of unconsolidated affiliates, net of tax; (ii) the net incremental depreciation and amortization adjustments associated with the application of purchase accounting; (iii) deferred revenue purchase accounting adjustment; (iv) equity-based compensation, including certain related payroll taxes; (v) costs associated with debt and/ or equity offerings, including the Spin-Off; (vi) spin-off related transition costs; (vii) acquisition-related costs, including costs pursuant to purchase agreements; (viii) costs associated with expense reduction initiatives; (ix) costs associated with executive transition; (x) significant legal matters; and (xi) adjustment for income tax expense primarily related to the tax effect of non-GAAP adjustments, the revaluation of our net deferred tax liability related to purchase accounting, equity-based compensation and debt modifications. We also exclude the effect of acquisitions and divestitures.	Adjusted EPS reflects our profitability and growth, and is widely followed by the investment community.
New Sales Contract Value	30%	We define new sales total contract value as (1) the aggregation of all monthly charges, excluding non- recurring professional services, expected to be received over the life of new contracts with an initial term of 18 months or greater, and (2) the incremental monthly charges as a result of the renewal of existing contracts with clients, in each case when the contract was entered into during the respective year.	New sales contract value is a driver of future revenue growth. It rewards management for success at selling new products and services to our clients and gaining new clients. We believe this performance measure is a tangible indication of how well our executives’ immediate efforts will grow Adjusted Revenues, Adjusted EBITDA and Adjusted EPS in future years.

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Adjusted Revenues, Adjusted EBITDA, and Adjusted EPS are non-GAAP financial measures that we believe are useful to investors in evaluating our overall financial performance. We believe these measures provide useful information about operating results and profitability, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

Final calculations of our achievement of the performance measures are subject to adjustment for acquisitions, divestitures, major restructuring charges, and non-budgeted discontinued operations. These adjustments encourage our executives to focus on achieving strong financial performance and efficient operation of our continuing businesses during the year to achieve the performance measures. The adjustments also ensure that the achievement of the performance measures, as determined by the compensation committee at the end of the performance period, correlate with the budget and thereby serve as barometers of management’s performance in growing our business, obtaining new clients, and operating the business effectively and efficiently. The adjustments also encourage our executives to focus on the long-term benefit of acquisitions or divestitures regardless of whether they may have a positive or negative impact on our Adjusted Revenues, Adjusted EBITDA or Adjusted EPS in the current year.

As in 2018, our named executive officer’s 2019 annual incentives also included a qualitative risk-based performance criteria, reflecting the importance our board places on management’s actions to manage and mitigate risk across Black Knight. To emphasize the significance of information technology risk and other risks to our organization and to focus our executives on effectively managing these risks, the committee determined to tie 10% of our executives’ annual incentive awards to the achievement of the Company’s risk objectives for 2019. The maximum payout for achievement of the risk objectives is 100%, although the compensation committee may determine that the objective has been achieved at a level below 100%.

Set forth below are the relative percentage weights of the 2019 performance metrics, the threshold, target and maximum performance levels for each performance metric and 2019 performance results. Our compensation committee set the Adjusted Revenues, Adjusted EBITDA and Adjusted EPS targets for the 2019 incentives based on our 2019 financial plan that was meaningfully above the 2018 results, reflecting the committee’s commitment to using rigorous goals that incentivize and reward continued growth in these important measures. New sales contract value was set at a level to encourage our executives to execute on closing business in our sales pipeline and drive new customer wins and additional services with existing customers across our various divisions to drive growth of recurring revenues in 2019 and beyond. Due to the nature of the markets that we serve, the complexity of the solutions that we deliver, and our long-term contract structures, our New Sales Total Contract Value may fluctuate from year to year. As a result, the goals that we set for a given year may not reflect an increase from the prior year. For example, the New sales contract value goal for 2019 was less than the actual result for 2018 due to a significant contract win with a large originator in 2018 that was not expected to recur in 2019. For information on the ranges of possible annual incentive payments, see “—Grants of Plan Based Awards” under the column “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” Dollar amounts are in millions.

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Performance Metric	Weight	Threshold	Target	Maximum	Performance Result(1)	Payout Factor(2)
Adjusted Revenues	20%	$1,162.3	$1,186.0	$1,197.9	$1,170.8	68%
Adjusted EBITDA	20%	$571.5	$588.0	$596.2	$581.5	80%
Adjusted EPS	20%	$1.87	$1.96	$2.02	$1.98	133%
New Sales Contract Value	30%	$205.0	$260.0	$315.0	$332.2	200%
Strategic Risk Management Objectives(3)	10%	–	–	–	Achieved	100%

(1)	As noted above, excludes the effect of a business acquired in 2019.
(2)	Payout factor reflects maximum target of 200%. For Mr. Jabbour, whose maximum payout is 300%, payout factor is 68%, 80%, 167%, 300% and 100% for the performance metrics listed above.
(3)	The compensation committee determined that the Company had achieved its risk management objectives based upon a report provided by the Chairman of our risk committee on the reduction of the Company’s overall risk profile and various risk achievements in 2019.

The table below shows each named executive officer’s 2019 target incentive opportunity and the annual incentive amounts actually paid with respect to 2019 performance.

Name	2019 Base Salary	2019 Annual Incentive Target	2019 Incentive Pay Target	Actual Performance Multiplier	2019 Total Incentive Earned
William P. Foley, II (1)	$600,000	250%	$1,500,000	119%	$1,637,000
Anthony M. Jabbour	$600,000	200%	$1,200,000	163%	$1,956,000
Joseph M. Nackashi	$600,000	150%	$900,000	126%	$1,137,000
Kirk T. Larsen	$450,000	100%	$450,000	126%	$568,000
Shelley S. Leonard	$350,000	100%	$350,000	126%	$442,000
Michael L. Gravelle	$148,000	100%	$148,000	126%	$187,000
Anthony Orefice (2)	$450,000	100%	$450,000	126%	$283,000

(1)	In accordance with his Director Services Agreement, on December 1, 2019, Mr. Foley received a prorated annual incentive award for the portion of the year he served as Executive Chairman (January 1 until December 1, 2019) based upon projected payout of 119% of his target opportunity, which was based upon the Company’s projections of achievement of the performance metrics as of September 30, 2019.
(2)	Mr. Orefice received a prorated 2019 annual incentive award based upon the portion of the year he served as Chief Operating Officer (January 1 until July 1, 2019).

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Long-term Equity Incentives

Performance-based Restricted Stock

We typically approve our long-term equity incentive awards during the first quarter as the compensation committee sets our compensation strategy for the year. In February 2019, we used the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the Omnibus Incentive Plan) to grant long-term incentive awards to our executive officers in the form of performance-based restricted stock. The performance-based restricted stock awards granted in 2019 vest over three years based on continued employment with us and provided we achieve a performance target of Adjusted EBITDA of $543 million for the period of January 1, 2019 to December 31, 2019. The Adjusted EBITDA goal of $543 million was based on our 2018 Adjusted EBITDA results of approximately $543 million and represents an increase of more than 7% over the Adjusted EBITDA goal of $506 million that we used in our 2018 performance- based restricted stock grants. We achieved Adjusted EBITDA of $581.5 million for this period, including adjustments to exclude the effect of a business acquired during 2019.

In setting the performance target for our long-term incentive awards, our compensation committee seeks to set a goal for our executives that requires them to achieve results that are better than the prior year. However, due to the importance of these awards in the retention of our executives and the design of our long-term incentives so that the entire award is forfeited if the performance target is not achieved, the committee does not set the performance target at a level that it considers to be a stretch for our executives. The committee’s approach in this respect is different than its approach in setting the goals for our annual cash-based incentive, where the committee sets the minimum, target and maximum performance targets at levels that are intended to drive superior performance by our executives.

The awards were designed with a primary objective of creating a long-term retention incentive, the value of which is tied to our stock price performance, and a secondary objective of requiring that management achieve Adjusted EBITDA results that were equal to or better than the prior year performance.

We selected Adjusted EBITDA because it is one of the most important measures in evaluating our operating strength and efficiency. It also reflects our ability to convert revenue into operating profits for shareholders and our progress toward achieving our long-term strategy. It is a key measure used by investors and has a significant effect on our long-term stock price.

For our performance-based restricted stock, Adjusted EBITDA is calculated as noted above under “Annual Performance-based Cash Incentive.” Final calculations of our achievement of the performance measures are subject to adjustment for acquisitions, divestitures, major restructuring charges, and non-budgeted discontinued operations. We make these adjustments for the same reasons described above under “Annual Performance-based Cash Incentive.”

To the extent we were to pay dividends on our shares, credit for such dividends would be provided on unvested shares, but payment of those dividends would be subject to the same vesting requirements as the underlying shares—in other words, if the underlying shares do not vest, the dividends are forfeited. We have not paid any cash dividends to date and have no current plans to pay any cash dividends for the foreseeable future.

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Mr. Foley’s Transition from Executive Chairman to Non-Executive Chairman

Several changes were made to Mr. Foley’s compensation arrangements in connection with his transition to non-executive Chairman on December 1, 2019. As compensation related to the transition, Mr. Foley received:

Transition Payment:	Rationale:
A prorated 2019 annual cash incentive for the period he served as Executive Chairman (January 1 through November 30, 2019)

The compensation committee approved this payment in recognition of Mr. Foley’s service and significant contribution to our success in 2019. The prorated annual cash incentive was paid on December 1, 2019 based on a projected payout of 119% of his target opportunity as of September 30, 2019. Mr. Foley did not receive any “catch-up” payment with respect to his 2019 annual cash incentive when actual 2019 results resulted in a payout factor of 126% (163% for Mr. Jabbour) for our other named executive officers.

Lump sum equal to forfeited ESPP match	The compensation committee approved this payment to make Mr. Foley whole for the match under our ESPP that he would have received if he had continued to serve as Executive Chairman. Mr. Foley is no longer eligible to participate in our ESPP.
Performance-based restricted stock award with a grant date fair value of approximately $7.7 million	The compensation committee approved this award in consideration of the crucial role Mr. Foley has played and continues to play in shaping the Company’s strategic vision. The vesting and other terms of the restricted stock award are consistent with the performance-based restricted stock awards described above. In considering the size and structure of this award, the committee considered that Mr. Foley led the team that resulted in FNF’s acquisition of LPS, a business that was struggling with legal, regulatory and reputational issues, and unlocked the value of our software, data and analytics businesses. Mr. Foley did this by separating Black Knight’s businesses from the transaction services businesses of LPS that are now part of ServiceLink, and putting together a leadership team to execute on his strategic vision for Black Knight, including maximizing operational efficiencies, creating a culture of cross-selling across our businesses, and restructuring our commissions programs to facilitate that culture. Mr. Foley had a significant hand in the creation of approximately $5.9 billion of additional value to our shareholders from our IPO at $24.50 per share on May 24, 2015 to our closing share price of $64.48 on December 31, 2019. The compensation committee believed it was important to award Mr. Foley the performance-based restricted stock award that vests over a three year period to put in place a significant long-term financial incentive for Mr. Foley to continue to focus on Black Knight so that we continue to benefit from his unique skill sets and strategic vision.

In connection with his transition to non-executive Chairman, we entered into a director services agreement with Mr. Foley that replaced his employment agreement. Under the director services agreement, Mr. Foley is entitled to receive an annual cash retainer of not less than $500,000 (paid quarterly in arrears) and annual equity awards with a grant date fair value of not less than $500,000 upon terms consistent with the equity awards provided to our non-employee directors. Mr. Foley also continues to serve as a non-executive employee of one of our subsidiaries and, in such capacity, earns a base salary of $36,000.

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Mr. Foley is no longer eligible to participate in our ESPP or to earn an annual cash incentive from Black Knight, but he remains eligible to participate in our health and welfare plans, our 401(k) and nonqualified deferred compensation plan, and continues to have use of the company aircraft. The table below reflects a projected summary of Mr. Foley’s compensation for 2020. For a discussion of other material terms of Mr. Foley’s director services agreements, see the narrative following “—Grants of Plan Based Awards” and “—Potential Parachute Payments Upon Termination or Change in Control.”

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)(1)	Total ($)
William P. Foley, II	500,000	500,000	611,000	1,611,000

(1)	Reflects Mr. Foley’s base salary of $36,000 as a non-executive employee of one of our subsidiaries and an estimate of personal aircraft use based upon 2019 usage.

We Promote Long-term Stock Ownership for our Executives

We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and thereby align a significant portion of their own economic interests with those of our shareholders. Further, the award agreements for our 2019 restricted stock awards provide that our executives who do not hold shares of our stock with a value sufficient to satisfy the applicable stock ownership guidelines must retain 50% of the shares acquired as a result of the lapse of vesting restrictions (excluding shares withheld in satisfaction of tax withholding obligations) until the executive satisfies the applicable stock ownership guideline. The ownership levels are shown in the “Security Ownership of Management and Directors” table above. The guidelines call for the executive to reach the ownership multiple within four years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value
Chairman and Chief Executive Officer	7 × annual cash retainer/base salary
Other Executive Officers	2 × base salary
Members of the Board	5 × annual cash retainer

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Our named executive officers and our board of directors maintain significant long-term investments in our company. As of December 31, 2019, each of our named executive officers and non-employee directors holdings of our stock significantly exceeded these stock ownership guidelines as of December 31, 2019, other than Ms. Shanik who joined our board in December 2019. Collectively, as reported in the table “Security Ownership of Management and Directors,” our named executive officers and directors beneficially own an aggregate of 5,950,126 shares of our common stock as of April 13, 2020, which represents 4% of our outstanding common stock with a value of approximately $376.8 million based on the closing price of our common stock on that date. The fact that our executives and directors hold such a large investment in our shares is part of our culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long- term results and increasing shareholder return.

Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan. Our domestic employees, including our named executive officers, have the opportunity to participate in the Black Knight 401(k) Profit Sharing Plan, or 401(k) Plan, our defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. Our 401(k) Plan contained a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees could contribute up to 40% of their eligible compensation, but not more than statutory limits, generally $19,000 in 2019.

A participant could receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions, if any, occurs proportionally each year over the first three years based on continued employment.

Employee Stock Purchase Plan. We maintain an employee stock purchase plan, or ESPP, through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants in the ESPP may deduct up to 15% of their after-tax base pay. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For officers, including our named executive officers, matching contributions are equal to 1/2 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are

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used to purchase shares of our common stock on the open market. In January 2020, we amended the ESPP to include a one-year holding period requirement for shares purchased under the plan with participant contributions, subject to hardship, employment termination and change in control exceptions. The match under the ESPP is now conditioned upon satisfaction of the holding period requirement, in addition to the continuous employment condition.

For information regarding the matching contributions made to our named executive officers in 2019 see “—Summary Compensation Table” under the column “All Other Compensation” and the related footnote.

Deferred Compensation Plan. Our named executive officers are eligible to defer receipt of their compensation under the Black Knight Deferred Compensation Plan. None of our named executive officers have deferred any compensation under the Black Knight Deferred Compensation Plan.

Health and Welfare Benefits. We sponsor various broad-based health and welfare benefit plans for our employees. We provide all our employees, including our named executive officers, with basic life insurance and the option for additional life insurance. The taxable portion of the premiums on this additional life insurance for our named executive officers is reflected under “—Summary Compensation Table” under the column “All Other Compensation” and related footnote.

Other Benefits. We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. The compensation committee regularly reviews the perquisites provided to our executive officers. Further detail regarding executive perquisites in 2019 can be found in the “— Summary Compensation Table” under the column “All Other Compensation” and the related footnote.

Employment and Other Agreements and Post-Termination
Compensation and Benefits

We are party to employment agreements with our named executive officers other than Mr. Foley, whose employment agreement was replaced by a director services agreement in connection with his transition to non-executive Chairman, and Mr. Orefice, whose employment agreement was replaced with an executive leave agreement when he transitioned from his role of Chief Operating Officer to a non-executive consulting employee on leave status in July 2019. These agreements provide us and the named executive officers with certain rights and obligations following a termination of employment or other non-employee services, as applicable. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the named executive officers in the event of certain termination events. For a discussion of the material terms of these agreements, see the narrative following “—Grants of Plan Based Awards” and “—Potential Parachute Payments Upon Termination or Change in Control.”

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Role of Compensation Committee, Compensation Consultant and
Executive Officers

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our annual cash incentives, our Omnibus Incentive Plan and approving individual grants and awards under those plans for our named executive officers.

In connection with our 2019 executive compensation programs, our compensation committee engaged SCG, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. SCG was selected, and its fees and terms of engagement were approved, by our compensation committee. SCG reported directly to the compensation committee, received compensation only for services related to executive compensation issues and neither it nor any affiliated company provided any other services to us. In March 2019, the compensation committee reviewed the independence of SCG in accordance with the rules of the NYSE regarding the independence of consultants to the compensation committee, and affirmed the consultant’s independence.

Our Chairman, Mr. Foley, participated in the 2019 executive compensation process by making recommendations with respect to equity-based incentive compensation awards and Mr. Jabbour’s compensation generally. In February 2019, our Chief Executive Officer, Mr. Jabbour, made recommendations with respect to his direct reports. In addition, Colleen Haley, our Senior Vice President and Corporate Secretary, coordinated with our compensation committee members and the consultant in preparing the committee’s meeting agendas and, at the direction of the committee, assisted SCG in gathering our financial information and information on our executives’ existing compensation arrangements for inclusion in SCG’s reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of, SCG and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any compensation recommendations.

Establishing Executive Compensation Levels

We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term value, motivate our executives to perform at a high level and reward outstanding achievement, our executives’ compensation levels are set at levels that our compensation committee believes to be appropriate and competitive based upon the considerations and factors described in this section.

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When determining the amount of the various compensation components that each of our named executive officers would receive, our compensation committee considered a number of important qualitative and quantitative factors including:

•	A strong focus on acquiring and retaining our customers and delivery financial value to our shareholders;
•	The named executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our Company’s performance;
•	Business environment and our business objectives and strategy;
•	The named executive officer’s ability to impact the Company’s achievement of the goals for which the compensation program was designed, including achieving the Company’s long-term financial goals and increasing shareholder value;
•	Market compensation data provided by the compensation committee’s compensation consultant, with a focus on the 50th to 75th percentiles; and
•	Other corporate governance and regulatory factors related to executive compensation, including discouraging our named executive officers from taking unnecessary risks.

Our compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess and approve compensation for our named executive officers. For instance, with respect to Messrs. Foley and Jabbour, our compensation committee considered, as it did when structuring all of their compensation arrangements, the material role they play in our organization, the significant influence they have on the performance of our stock price, and the importance of retaining their services and continued focus and dedication. Our compensation committee recognizes Mr. Foley’s knowledge of, and history and experience in, our industry and our organization. The committee also recognizes Mr. Foley’s unique abilities and track record with respect to formulating and executing on a strategic vision to build significant value for shareholders. Our compensation committee also considered Mr. Jabbour’s key role in developing and implementing our short-term and long-term business strategies, and that he also serves as Chief Executive Officer of Dun & Bradstreet. The relative size of Mr. Foley’s and Mr. Jabbour’s incentives in 2019 were reflective of our compensation committee’s subjective assessment of the value they add to our organization and its success. The structure and terms of the compensation provided to Mr. Foley and Mr. Jabbour is also reflective of the role they play within our organization, with the majority being performance-based. We believe that the cost of Messrs. Foley’s and Jabbour’s incentives is outweighed by the immediate and long-term benefits we and our shareholders stand to gain by having them dedicated, focused and materially aligned financially with our success.

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To assist our compensation committee, SCG conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our Omnibus Incentive Plan, compensation levels as a percent of revenue, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter and again in the fourth quarter. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all of the factors described above.

For 2019, SCG used two marketplace data sources: (1) general industry companies with revenues between $900 million and $2 billion and (2) compensation information for a group of companies, or the peer group. The primary factors used to select the peer group were revenue (with peer group companies’ revenue ranging from approximately 1/2 to 2.5 times our projected 2019 revenue, which at the time was estimated to be approximately $1.2 billion), market capitalization, EBITDA, industry focus, nature and complexity of operations, and competition for business and executive talent.

In addition to the compensation surveys, SCG gathers compensation practices data from independent sources. That data is helpful to the compensation committee when reviewing our executive compensation practices.

The compensation committee reviews the Company’s peer group twice each year. The 2019 peer group was reviewed in October 2018 and February 2019. Companies may be removed from the peer group for reasons such as mergers and acquisitions, “going private” transactions, a material change in the business focus of a peer, or other reasons that materially change the business or results of a peer. DST Systems, which was acquired in 2018, WorldPay, which was acquired in 2019, and Verifone Systems, which went private in 2018, were removed from the peer group in 2019. Companies may be added to the peer group for reasons such as revenue growth (organic or due to merger or acquisition), an initial public offering, a change in business focus, or based upon our review of competitor peer groups. CoStar Group, TransUnion and WEX Inc. were added to the peer group for those reasons. The 2019 peer group consisted of the following 16 companies:

ANSYS, Inc. PTC Inc. CoreLogic, Inc. SS&C Technologies, Inc. Equifax Inc. Total System Services Euronet Worldwide, Inc. TransUnion	CoStar Group Fair Isaac Corporation Verint Systems, Inc. FleetCor Technologies, Inc. Verisk Analytics, Inc. Jack Henry & Associates, Inc. WEX Inc. MSCI Inc.

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The revenue range of these companies at that time was between approximately $1.13 billion and $4.38 billion, with median revenue of $1.665 billion. This compares to our 2019 revenue estimate at that time of about $1.2 billion.

We primarily focused on the 50th to 75th percentile of the data when considering what our named executive officers’ 2019 target total compensation levels should be.

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Hedging and Pledging Policy

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from taking any of the following actions without obtaining approval from our board of directors: engaging in hedging or monetization transactions with respect to our securities, engaging in short term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding Black Knight securities in margin accounts or pledging them as collateral for loans. In October 2017, our board granted an exception to our hedging and pledging policy to Mr. Foley to allow him to enter into a forward purchase transaction. In connection with his exception request, Mr. Foley indicated that he had the financial ability to settle the pledge without resort to the pledged Black Knight shares.

In January 2018, Mr. Foley executed the forward purchase transaction with an unaffiliated third party which obligates Mr. Foley to deliver to the buyer up to an aggregate of 1,000,000 shares of Black Knight common stock or, at Mr. Foley’s election, an equivalent amount of cash based on the market price for our common stock at the time of settlement. The transaction will be settled in ten tranches of up to 100,000 shares (or an equivalent amount of cash) on designated dates in January 2021.

The pledged shares represent 0.7% of the outstanding shares of Black Knight common stock and 23% of Mr. Foley’s ownership in Black Knight. These shares are not included in our assessment that Mr. Foley has met our stock ownership guidelines discussed above.

Clawback Policy

We have a policy to clawback and recover incentive-based compensation paid to our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. Under the policy, in the event of such a restatement we will clawback any incentive-based compensation paid during the preceding three year period to the extent it would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2019.

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

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Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. Before being repealed by the Tax Cuts and Jobs Act in 2017, there was an exception for certain performance-based compensation. The Tax Cuts and Jobs Act eliminated the performance-based compensation exception under Section 162(m) for awards that are not grandfathered and it increased the coverage of Section 162(m) to, among other things, include Chief Financial Officers and any individual who was subject to the Section 162(m) limitation in tax years beginning after 2016, even after employment ends. These changes will cause more of our named executive officer’s compensation to be non-deductible under Section 162(m) in the future, and eliminates our ability to structure performance-based awards to be exempt from Section 162(m). While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Our compensation committee also considers the accounting impact when structuring and approving awards. We account for share based payments in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share based payments under generally accepted accounting principles (GAAP).

2019 Shareholder Vote on Executive Compensation

At our 2019 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say-on-pay” vote, on the compensation of our named executive officers as disclosed in the 2019 proxy statement. A majority of our shareholders approved our “say-on-pay” proposal, with 52.65% of the votes cast in favor of the proposal. The compensation committee considered these results, as well as the feedback we received from investors prior to and following our 2019 annual meeting. For a description of the feedback we received from investors and the actions we took to address the issues they identified, see the section above titled “2019 Shareholder Engagement and Response.”

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard N. Massey (Chairman)
Thomas M. Hagerty

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EXECUTIVE COMPENSATION

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid for the year ended December 31, 2019 to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers on December 31, 2019, as well as to Mr. Foley, who served as Executive Chairman until December 1, 2019, and Mr. Orefice, who served as our Chief Operating Officer until July 1, 2019 (together, our named executive officers).

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Anthony M. Jabbour Chief Executive Officer	2019	628,846	7,500,030	1,956,000	58,551	10,143,427
	2018	533,654	16,900,040	3,237,000	11,198	20,681,892
Joseph M. Nackashi President	2019	600,000	3,500,032	1,137,000	51,687	5,288,719
	2018	600,000	2,649,992	946,000	46,550	4,242,542
	2017	542,308	2,399,828	348,000	52,528	3,342,664
Kirk T. Larsen Executive Vice President and Chief Financial Officer	2019	450,000	2,500,045	568,000	33,435	3,551,480
	2018	450,000	1,699,980	709,000	34,072	2,893,052
	2017	446,654	1,499,703	261,000	31,973	2,239,330
Shelley S. Leonard Chief Product and Digital Officer	2019	347,500	550,042	492,000	28,935	1,418,478
Michael L. Gravelle Executive Vice President and General Counsel	2019	148,000	510,024	187,000	11,524	856,548

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Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William P. Foley, II Executive Chairman until December 1, 2019	2019	578,308	15,400,028	1,637,000	853,243	18,468,579
	2018	600,000	7,700,003	3,237,000	560,914	12,097,917
	2017	600,000	7,699,764	870,000	535,543	9,705,307
Anthony Orefice Executive Vice President and Chief Operating Officer until July 1, 2019	2019	242,308	2,000,026	283,000	82,713	2,608,047
	2018	450,000	2,200,021	709,000	7,385	3,366,406
	2017	444,423	1,999,983	261,000	6,125	2,711,531

(1)	Amounts are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary under our ESPP, or under our 401(k) plan.
(2)	Represents the grant date fair value of performance-based restricted stock awards granted on February 15, 2019.
(3)	Amounts shown for 2019 represent performance-based amounts earned as annual cash incentives. Amounts shown for 2019 reflect a performance multiplier of 163% for Mr. Jabbour (whose maximum payout amount is 300%) and 126% for Messrs. Nackashi, Larsen, Gravelle, Orefice and Ms. Leonard (whose maximum payout amount is 200%), consistent with our strong achievement of our performance metric targets in 2019. Mr. Foley’s 2019 annual cash incentive, which was paid on December 1, 2019, was prorated to reflect his services as Executive Chairman for 11 months and paid in December 2020. The amount earned was based on the projected payout of 118.6% of his target bonus opportunity as of September 30, 2019. Mr. Orefice’s annual cash incentive was prorated to reflect servicing as Chief Operating Officer until July 1, 2019. With respect to Ms. Leonard, amount also includes a $50,000 commission paid upon successful completion of a significant implementation project for the Company’s Servicing Digital solution that was led by Ms. Leonard.
(4)	Amounts shown for 2019 include matching contributions under our 401(k) Plan and ESPP; life insurance premiums paid by us; health insurance fees paid by us under the executive medical plan; personal use of corporate aircraft; and commissions paid in 2019. Amounts also include the lump-sum payment made to Mr. Orefice for COBRA and life insurance premiums and a director retainer paid to Mr. Foley with respect to his board service in the fourth quarter of 2019.

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2019	Jabbour ($)	Nackashi ($)	Larsen ($)	Leonard ($)	Gravelle ($)	Foley ($)	Orefice ($)
401(k) Matching Contributions	6,300	6,300	6,300	6,300	—	6,300	6,300
ESPP Matching Contributions	23,798	45,000	27,000	22,500	11,137	98,660	—
Life Insurance Premiums	207	387	135	135	387	309	223
Executive Medical	—	—	—	—	—	47,552	—
Personal Airplane Use	28,246	—	—	—	—	575,422	—
COBRA/Life Insurance Premiums	—	—	—	—	—	—	76,190
Director Retainer	—	—	—	—	—	125,000	—
Total	58,551	51,687	33,435	28,935	11,524	853,243	82,713

Grants of Plan Based Awards

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2019.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)			(g) Estimated Future Payments under Equity Incentive Plan Awards Target (#)(2)	(h) All other stock awards: Number of Shares (#)	(i) Grant Date Fair Value of Restricted Stock Awards ($)(3)
(a) Name	(b) Grant Date	(c) Award Type	(d) Threshold ($)	(e) Target ($)	(f) Maximum ($)
Anthony M. Jabbour	N/A	Annual Incentive Plan	600,000	1,200,000	3,600,000	—	—	—
	02/15/2019	Performance-Based Restricted Stock	—	—	—	143,185	—	7,500,030
Joseph M. Nackashi	N/A	Annual Incentive Plan	450,000	900,000	1,800,000	—	—	—
	02/15/2019	Performance-Based Restricted Stock	—	—	—	66,820	—	3,500,032
Kirk T. Larsen	N/A	Annual Incentive Plan	225,000	450,000	900,000	—	—	—
	02/15/2019	Performance-Based Restricted Stock	—	—	—	47,729	—	2,500,045
Shelley S. Leonard	N/A	Annual Incentive Plan	175,000	350,000	700,000	—	—	—
	02/15/2019	Performance-Based Restricted Stock	—	—	—	10,501	—	550,042

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			Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)			(g) Estimated Future Payments under Equity Incentive Plan Awards Target (#)(2)	(h) All other stock awards: Number of Shares (#)	(i) Grant Date Fair Value of Restricted Stock Awards ($)(3)
(a) Name	(b) Grant Date	(c) Award Type	(d) Threshold ($)	(e) Target ($)	(f) Maximum ($)
Michael L. Gravelle	N/A	Annual Incentive Plan	74,000	148,000	296,000	—	—	—
	02/15/2019	Performance-Based Restricted Stock	—	—	—	9,737	—	510,024
William P. Foley, II	N/A	Annual Incentive Plan	750,000	1,500,000	4,500,000	—	—	—
	02/15/2019	Performance-Based Restricted Stock	—	—	—	147,003	—	7,700,017
	12/1/2019	Performance-Based Restricted Stock	—	—	—	122,203	—	7,700,011
Anthony Orefice	N/A	Annual Incentive Plan	225,000	450,000	900,000	—	—	—
	02/15/2019	Performance-Based Restricted Stock	—	—	—	38,183	—	2,000,026

(1)	Amounts reflect potential annual incentive payments for fiscal year 2019. The amounts shown in the Threshold column reflect the amount payable if the threshold level of performance is achieved, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is 300% of such target amount for Mr. Foley and Mr. Jabbour, and 200% of such target amount for Ms. Leonard and Messrs. Nackashi, Larsen, Gravelle and Orefice. Target annual incentive amounts, as a percentage of base salary, for each of our named executive officers are as follows: Mr. Foley 250%, Mr. Jabbour 200%, Mr. Nackashi 150%, Mr. Larsen 100%, Mr. Orefice 100%, Mr. Gravelle 100% and Ms. Leonard 100%.
(2)	The amounts shown in column (g) represent the number of shares of performance-based restricted stock granted on February 15, 2019 for all under our Omnibus Incentive Plan, which are subject to our meeting an Adjusted EBITDA goal. These awards are also subject to time-based vesting over three years based on continued employment.
(3)	Represents the grant date fair value of restricted stock awards based upon a $52.38 per share grant date fair value for the awards granted on February 15, 2019, and a $63.01 per share grant date fair value for the award granted to Mr. Foley on December 1, 2019.

Outstanding Equity Awards at Year End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2019.

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Name	Grant Date (1)(2)(3)(4)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(5)
Anthony M. Jabbour	4/2/2018	38,379	2,474,678	—	—
	4/2/2018	106,610	6,874,213	—	—
	2/15/2019	—	—	143,185	9,232,569
Joseph M. Nackashi	2/3/2017	31,660	2,041,437	—	—
	2/9/2018	38,531	2,484,479	—	—
	2/15/2019	—	—	66,820	4,308,554
Kirk T. Larsen	2/3/2016	8,837	569,810	—	—
	2/3/2017	19,785	1,275,737	—	—
	2/9/2018	24,718	1,593,817	—	—
	2/15/2019	—	—	47,729	3,077,566
Shelley S. Leonard	2/3/2016	3,535	227,937	—	—
	2/3/2017	5,800	373,984	—	—
	2/9/2018	7,997	515,647	—	—
	2/15/2019	—	—	10,501	677,105
Michael L. Gravelle	2/3/2016	2,651	170,936	—	—
	2/3/2017	5,935	382,689	—	—
	2/9/2018	7,415	478,119	—	—
	2/15/2019	—	—	9,737	627,842
William P. Foley, II	2/3/2017	67,720	4,366,586	—	—
	2/9/2018	111,959	7,219,117	—	—
	2/15/2019	—	—	147,003	9,478,754
	12/01/2019	—	—	122,203	7,879,650
Anthony Orefice	2/3/2017	26,385	1,701,305	—	—
	2/9/2018	31,998	2,063,231	—	—

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(1)	With respect to restricted stock awards granted in 2016, the awards vest over four years, subject to (i) our achievement of Adjusted EBITDA of $413 million for the period of January 1, 2016 to December 31, 2016 (Adjusted EBITDA, as adjusted for purposes of the awards, of $456.8 million was achieved for this period), and (ii) the continued service of the award holder.
(2)	With respect to restricted stock awards granted in 2017, the awards vest over four years (three years for Mr. Foley), subject to (i) our achievement of Adjusted EBITDA of $464 million for the period of January 1, 2017 to December 31, 2017 (Adjusted EBITDA, as adjusted for purposes of the awards, of $506.4 million was achieved for this period), and (ii) the continued service of the award holder.
(3)	With respect to restricted stock awards granted on February 9, 2018 and Mr. Jabbour’s performance-based restricted stock award granted on April 2, 2018, the awards vest over three years, subject to (i) our achievement of Adjusted EBITDA of $506 million for the period of January 1, 2018 to December 31, 2018 (Adjusted EBITDA, as adjusted for purposes of the awards, of $543.5 million was achieved for this period), and (ii) the continued service of the award holder. With respect to Mr. Jabbour’s one-time time-based restricted stock award granted on April 2, 2018, the remaining 38,379 restricted shares outstanding vest on July 1, 2020.
(4)	With respect to restricted stock awards granted on February 15, 2019 and Mr. Foley’s performance-based restricted stock award granted on December 1, 2019, the awards vest over three years, subject to (i) our achievement of Adjusted EBITDA of $543 million for the period of January 1, 2019 to December 31, 2019 (Adjusted EBITDA, as adjusted for purposes of the awards, of $581.5 million was achieved for this period), and (ii) the continued service of the award holder. In connection with his transition to a non-executive consulting employee role, Mr. Orefice agreed to forfeit the performance-based restricted stock award granted to him on February 15, 2019.
(5)	Market values are based on the December 31, 2019 closing price for our common stock of $64.48 per share.

Stock Vested

The following table sets forth information concerning each vesting of restricted stock (on an aggregated basis) during the fiscal year ended December 31, 2019 for each of the named executive officers:

	Stock Vested Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anthony M. Jabbour	166,312	9,736,673
Joseph M. Nackashi	35,096	1,793,220
Kirk T. Larsen	31,089	1,576,009
Shelley S. Leonard	10,434	528,541
Michael L. Gravelle	9,327	472,818
William P. Foley, II	206,179	10,383,073
Anthony Orefice	29,188	1,491,279

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Nonqualified Deferred Compensation

Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $19,000. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day.

Upon retirement, which generally means separation of employment after attaining age 60, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A.

For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.
•	In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

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Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.

None of our executives currently participates in the deferred compensation plan, but Mr. Foley has a balance in the plan that was rolled over from his participate in FNF’s deferred compensation plan at the time of the Spin-Off. The table below describes the aggregate interest and earnings accrued during 2019 on Mr. Foley’s rollover balance.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William P. Foley, II	—	—	779,464	—	3,499,561

Employment Agreements

We are party to employment agreements with each of our continuing named executive officers, which includes Mr. Jabbour, Mr. Nackashi, Mr. Larsen, Ms. Leonard and Mr. Gravelle. The material terms of these agreements are summarized below. We also describe below the director services agreement we entered into with Mr. Foley following his transition to non-executive Chairman, and the executive leave agreement we entered into with Mr. Orefice following his transition in July 2019 from Chief Operating Officer to a non-executive consulting employee on leave status. Additional information regarding post termination benefits provided under our continuing executive officer’s employment agreements, Mr. Foley’s director services agreement and Mr. Orefice’s executive leave agreement can be found under “—Potential Payments Upon Termination or Change of Control” below.

Each continuing named executive officer’s employment agreement and Mr. Foley’s director services agreement provides that, if any payments or benefits to be paid to the executive pursuant to the terms of the employment agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code; and that if the executive does not elect to have such payments so reduced, he or she is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Anthony M. Jabbour

We entered into an employment agreement with Mr. Jabbour, effective as of April 1, 2018, to serve as our Chief Executive Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Mr. Jabbour’s

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employment agreement provides that he will receive a minimum annual base salary of $750,000 (Mr. Jabbour’s base salary was reduced to $600,000 in 2019, with his consent, in recognition of his role as Chief Executive Officer of D&B), and is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Jabbour’s target bonus is set at 200% of his base salary, with a maximum of up to 300% of his target bonus. Mr. Jabbour’s employment agreement also provides that, in the event the Company is sold during the employment term and/or outperforms its financial projections in any calendar year, he shall be eligible to receive a discretionary bonus in an amount determined by the compensation committee. Mr. Jabbour is entitled to the benefits we provide to our other employees generally.

Mr. Jabbour’s employment agreement also provides that, upon his appointment as Chief Executive Officer he would receive the following two equity incentive awards under our Omnibus Incentive Plan: (i) as part of our annual equity incentive program, a restricted stock award with a grant date fair value of $7.5 million, which will vest in one-third increments over three years based on the grant date anniversary, subject to the achievement of performance criteria; and (ii) a one-time time-based restricted stock award with a grant date fair value of $9.4 million that will vest as follows: $2.3 million on November 1, 2018, $5.3 million on July 1, 2019, and $1.8 million on July 1, 2020.

Joseph M. Nackashi

We entered into a three year amended and restated employment agreement with Mr. Nackashi, effective July 17, 2017, to serve as our President, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Nackashi’s minimum annual base salary is $600,000, and Mr. Nackashi is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Nackashi’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Nackashi is entitled to the benefits we provide to our other employees generally.

Kirk T. Larsen

We entered into an amended and restated employment agreement with Mr. Larsen, effective April 23, 2015, as amended on March 17, 2016 and March 17, 2019. As amended, the employment agreement provides that Mr. Larsen will serve as our Chief Financial Officer for a three year term, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Larsen’s minimum annual base salary is $435,000 and Mr. Larsen is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Larsen’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Larsen is entitled to the benefits we provide to our other employees generally.

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Shelley S. Leonard

We entered into an amended and restated employment agreement with Ms. Leonard, effective April 8, 2013. The agreement provides for a two year term, with automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Ms. Leonard’s minimum annual base salary is $300,000 and Ms. Leonard is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. The agreement provides that Ms. Leonard’s target and maximum annual incentive opportunity will be designated on an annual basis by the Company, provided that if no such opportunity is set by March 15th of any year, then Ms. Leonard’s annual bonus opportunity for that year will be not less than her target annual incentive opportunity for the preceding year. Ms. Leonard is entitled to the benefits we provide to our other employees generally.

Michael L. Gravelle

We entered into an amended and restated employment agreement with Mr. Gravelle, effective March 1, 2015, as amended on April 30, 2016 and November 1, 2019, to serve as our Executive Vice President and General Counsel. As amended, the agreement provides for a three-year term with automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Gravelle is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Gravelle’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Gravelle is entitled to the benefits we provide to our other employees generally.

William P. Foley, II

Until December 1, 2019, we were party to an amended and restated employment agreement with Mr. Foley relating to his service as Executive Chairman. The employment agreement provided for Mr. Foley to receive a base salary of no less than $600,000 per year, for Mr. Foley to be eligible for an annual incentive bonus, with a target opportunity of not less than 250% of his annual base salary, and for Mr. Foley to be entitled to the benefits we provide to our other employees generally. The employment agreement also provided that Mr. Foley was eligible to receive equity grants under our equity incentive plans with a grant date fair value of at least $7,000,000.

In connection with his transition to non-executive Chairman, we entered into a director services agreement with Mr. Foley, and his employment agreement was terminated. The director services agreement became effective December 1, 2019 and will remain in effect as long as Mr. Foley serves as Chairman of our board. Under the director services agreement, Mr. Foley is entitled to receive an annual cash retainer of not less than $500,000 (paid quarterly) and annual equity awards with a grant date fair value of not less than $500,000, and with terms consistent with the equity awards provided to our non-employee directors. Mr. Foley will no longer participate in our ESPP or be eligible to earn an annual cash incentive, but he remains eligible to participate in our health and welfare plans, our 401(k) and nonqualified deferred compensation plan, and he will continue to have use of the company aircraft.

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Mr. Foley’s director services agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under “—Potential Payments Upon Termination or Change of Control” below.

Anthony Orefice

Until July 1, 2019, we were a party to an amended and restated employment agreement with Mr. Orefice relating to his service as Executive Vice President and Chief Operating Officer. The employment agreement provided for Mr. Orefice to receive a base salary of no less than $400,000 per year, for Mr. Orefice to be eligible for an annual incentive bonus, with a target opportunity of not less than 100% of his annual base salary, and for Mr. Orefice to be entitled to the benefits we provide to our other employees generally.

On July 1, 2019, in connection with Mr. Orefice’s transition to a non-executive employee of the Company on leave status, we entered into an executive leave agreement with Mr. Orefice for a term ending on February 10, 2021. Mr. Orefice’s employment agreement was terminated by the executive leave agreement. Under the executive leave agreement, Mr. Orefice is entitled to (i) a pro-rated portion of his actual annual bonus under the 2019 annual incentive plan for the portion of the year he served as Chief Operating Officer; (ii) continued vesting of his restricted stock awards granted in 2017 and 2018; (iii) COBRA coverage (so long as Mr. Orefice pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to 36 months of monthly medical and dental premiums ($76,190); and (iv) the right to convert any life insurance provided by us into an individual policy. The Leave Agreement includes a release of claims, confidentiality, and non-competition and non-solicitation provisions.

Potential Payments Upon Termination or Change of Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change of control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable with respect to our continuing named executive officers, which includes Mr. Jabbour, Mr. Nackashi, Mr. Larsen, Ms. Leonard and Mr. Gravelle, their employment agreements if their employment had terminated on December 31, 2019. We discuss potential payments under Mr. Foley’s director services agreement and Mr. Orefice’s executive leave agreement in the sections below titled “Potential Payments under Mr. Foley’s Director Services Agreement” and “Entitlements under Leave Agreement with Mr. Orefice” below, respectively.

For any termination of employment, our named executive officers, including Mr. Foley and Mr. Orefice, would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

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Potential Payments upon Termination of Service

The payments each continuing named executive officer would receive pursuant to their employment agreements in connection with various employment termination scenarios are summarized on the next page.

Termination Payment	Without Cause or by the Executive for Good Reason	Death or Disability	For Cause or Without Good Reason	Change of Control
Accrued obligations (earned unpaid base salary, annual bonus payments relating to the prior year, and any unpaid expense reimbursements)	✓	✓	✓	X
Prorated Annual Bonus based on the actual incentive the named executive officer would have earned for the year of termination(1)	✓	✓	X	X
Lump Sum Payment equal to a percentage, of the sum of the executive’s (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs(2)	✓	X	X	X
Right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums(3)(4)	✓	X	X	X
COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments(3)(4)	✓	X	X	X
Vesting of all stock option, restricted stock and other equity-based incentive awards, unless the equity incentive awards are based upon satisfaction of performance criteria and not based solely on the passage of time, which vest pursuant to the terms of the award(5)	✓	✓	X	X

(1)	The prorated annual bonus is based on the following:
•	In the event of a termination without Cause or by the executive for Good Reason, the actual incentive the named executive officer would have earned for the year of termination and the fraction of the year the executive was employed by us.

•	In the event of a termination for death or disability, the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) for Mr. Jabbour and Ms. Leonard, the fraction of the year the executive was employed, and for Messrs. Nackashi, Larsen and Gravelle, based on the amount of their respective accrued annual bonuses as contained on the internal books of the Company for the month in which the termination occurs.

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(2)	The percentage for the lump sum payment for each executive is as follows: Mr. Jabbour 250%, Messrs. Nackashi, Larsen and Mr. Gravelle 200%. Ms. Leonard’s employment agreement does not provide for a lump sum payment. Instead, Ms. Leonard would receive an amount equal to 200% of her base salary, payable over 12 months in accordance with the Company’s standard payroll policies.
(3)	Mr. Nackashi’s employment agreement does not include this provision with respect to a termination without Cause or by Mr. Nackashi for Good Reason.
(4)	In the case of a termination without Cause or by Ms. Leonard for Good Reason, her employment agreement (i) does not include the provision with respect conversion of life insurance policies and a related lump sum payment, and (ii) provides that she will receive a lump sum payment equal to 12 monthly COBRA premium payments.
(5)	Only Mr. Jabbour’s and Ms. Leonard’s employment agreements provide for vesting of equity incentive awards in the event of a termination without Cause or by the executive for Good Reason. Ms. Leonard is not entitled to vesting of equity awards in the event of a termination due to death or disability, but instead, those awards would partially vest in accordance with their terms.

Definition: Cause. The table below shows the reasons that the Company may terminate each named executive officer’s employment for “Cause.”

Definition of “Cause” includes:	Jabbour	Nackashi	Larsen	Leonard	Gravelle
Persistent failure to perform duties consistent with a commercially reasonable standard of care	✓	✓	✓	✓	✓
Willful neglect of duties	✓	✓	✓	✓	✓
Conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude (1)	✓	✓	✓	✓	✓
Material breach of the employment agreement	✓	✓	✓	✓	✓
Impeding or failing to materially cooperate with an investigation authorized by our board of directors	✓	✓	✓	✓	✓
Material breach of the Company’s business policies, accounting practices or standards of ethics	✓	✓	✓	X	✓
Material breach of any applicable non competition, non solicitation, trade secrets, confidentiality or similar restrictive covenant	✓	✓	✓	X	✓

(1)	Ms. Leonard’s employment agreement does not include a conviction of, or pleading nolo contendere to, criminal or other illegal activities involving moral turpitude in the definition of “Cause.”

Definition: Good Reason. The following table shows for each of the named executive officers the reasons that each executive may terminate his employment for “Good Reason.”

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Definition of “Good Reason” includes:	Jabbour	Nackashi	Larsen	Leonard	Gravelle
Material change in the geographic location of the executive’s principal working location	✓	✓	✓	✓	✓
Material diminution of the executive’s title, base salary or annual bonus opportunity	✓	✓	✓	✓	✓
Material breach of any of our obligations under the employment agreement	✓	✓	✓	✓	✓

Potential Payments under Mr. Foley’s Director Services Agreement

Under the terms of Mr. Foley’s director service agreement, if his service is terminated by us for any reason other than for “cause” and not due to death or disability, by Mr. Foley for “good reason,” or if Mr. Foley is not nominated to run for re-election as Chairman of the Board, is nominated, but does not receive enough votes to be re-elected to the board, or is removed from as Chairman of the board for reasons other than Cause, then he is entitled to receive:

•	any accrued obligations; and
•	immediate vesting and/or payment of all our equity awards (except performance-based awards, which vest pursuant to the terms of the awards).

Mr. Foley’s director services agreement defines “cause” to include (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute good reason (as defined below)); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute good reason); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty; (iv) material breach of the director services agreement; or (v) failure to materially cooperate with or impeding an investigation authorized by the Board.

The director services agreement defines “good reason” as a material diminution in his position or title or the assignment of duties to him that are materially inconsistent with his position or title; a material diminution of his annual retainer; within six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in this status, authority or responsibility, (2) a material adverse change in the position to whom he reports or to his service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom he reports; our material breach of any of our obligations under the director services agreement; or election of a new director to the board of directors who Mr. Foley did not consent to or vote for.

Mr. Foley’s director services agreement defines a “change of control” to include (1) an acquisition by an individual, entity or group of more than 50% of our voting power; (2) a merger in which we are not the surviving entity, unless our shareholders immediately

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prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger; (3) a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger; (4) during any period of two consecutive years during the employment term, a change in the majority of our board of directors, unless the changes are approved by 2/3 of the directors then in office; (5) a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (i) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (ii) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or (6) our shareholders’ approval of a plan or proposal for the liquidation or dissolution of our Company.

Potential Payments under Omnibus Incentive Plan

In addition to the post termination rights and obligations set forth in the employment and award agreements, our Omnibus Incentive Plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our Omnibus Incentive Plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of our Omnibus Incentive Plan, the term “change in control” is defined as the occurrence of any of the following events:

•	An acquisition by an individual, entity or group of 50% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),
•	During any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,
•	A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or
•	Our shareholders approve a plan or proposal for our liquidation or dissolution.

Potential Payments Upon Change of Control

None of our named executive officers’ agreements provide for a payment or a benefit upon a change of control without termination.

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Estimated Cash Payments Upon Termination of Employment

The following table includes the cash severance amounts that would have been payable to each named executive officer in the event of a termination of employment (or, in the case of Mr. Foley, service as Chairman of our board) by us not for cause or a termination by the executive for good reason (or, in the case of Mr. Foley, because he is not nominated to run for re-election as Chairman of our board, is nominated, but does not receive enough votes to be re-elected to the board, or is removed as Chairman of our board for reasons other than cause). Our estimate of the cash severance amounts that would be provided to each individual assumes that their employment or services, as applicable, terminated on December 31, 2019. The severance amounts do not include a prorated 2019 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the annual incentive whether or not the termination occurred.

Reason for Termination Payment:	Jabbour	Nackashi	Larsen	Leonard	Gravelle	Foley
Termination by Company Without Cause	$4,555,616	$3,000,000	$1,837,022	$715,901	$592,198	—
Termination by Employee for Good Reason	$4,555,616	$3,000,000	$1,837,022	$715,901	$592,198	—
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—

Estimated Equity Payments upon Termination of Employment or Change in Control

The table below includes the estimated values of the Black Knight restricted stock awards held by Mr. Foley and the continuing executive officers that would vest upon a change of control, upon the termination of their employment or services, as applicable, due to death or disability or, in the cases of Mr. Foley, Mr. Jabbour and Ms. Leonard, by us without cause or by the executive or director for good reason, in each case assuming such event occurred on December 31, 2019. The amounts below were determined based upon the number of unvested restricted shares held by each executive as of December 31, 2019 (as set forth in the Outstanding Equity Awards at Fiscal Year End table above), multiplied by $64.48 per share, which was the closing price of our common stock on December 31, 2019. The value of Mr. Orefice’s restricted stock awards that would have vested upon a termination of his employment on December 31, 2019 are described under the section below titled “Entitlements under Leave Agreement with Mr. Orefice.”

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Estimated Value of Restricted Stock Awards that Would Vest	Jabbour	Nackashi	Larsen	Leonard	Gravelle	Foley
Termination Without Cause or by Executive for Good Reason	$18,581,460	—	—	$1,794,672	—	$28,944,106
Death	$18,581,460	$8,834,470	$6,516,929	$748,742	$1,659,586	$9,279,897
Disability	$18,581,460	$8,834,470	$6,516,929	$748,742	$1,659,586	$9,279,897
Change in Control	$18,581,460	$8,834,470	$6,516,929	$1,794,672	$1,659,586	$28,944,106

Entitlements under Leave Agreement with Mr. Orefice

In connection with his termination of service as Executive Vice President and Chief Operating Officer, we entered into an executive leave agreement with Mr. Orefice, under which Mr. Orefice became entitled to a prorated 2019 annual cash incentive for the six months he served as Executive Vice President and Chief Operating Officer ($283,000), continued vesting of his 2017 and 2018 equity awards, continued group health and welfare plan coverage (so long as he pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty six monthly COBRA premium payments ($76,190), and the right to convert company provided life insurance to an individual policy. Additionally, under the terms of his 2017 and 2018 restricted stock agreements, a prorated portion of his restricted stock would vest upon a termination due to his death or disability, and under the terms of the Omnibus Incentive Plan, the awards would vest in full upon a change in control, as described above. The values of Mr. Orefice’s 2017 and 2018 restricted stock awards that would vest upon a termination of his employment on December 31, 2019 due to his death or disability, or due to a change in control, were $1,568,283 and $3,764,536, respectively, based upon our closing price of $64.48 per share on December 31, 2019.

Under the executive leave agreement, if we terminate Mr. Orefice’s employment only for “cause” or he terminates his employment for any reason, Mr. Orefice will forfeit any unvested portion of his 2017 and 2018 restricted stock awards. The executive leave agreement defines “cause” to include Mr. Orefice’s persistent failure to be available to our executives for the purpose of consultation regarding his historical knowledge or acts or omissions while in active employment status; conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; material breach of the executive leave agreement; material breach of our business policies, accounting practices or standards of ethics; material breach of any applicable noncompetition, non-solicitation, trade secrets, confidentiality or similar restrictive covenant; or failure to materially cooperate with or impeding an investigation authorized by board. We have no other obligations to Mr. Orefice.

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Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Richard N. Massey (Chair) and Thomas M. Hagerty. For the period between November 15, 2019 and December 1, 2019, Mr. Massey served as Chief Executive Officer of Cannae while also serving on our Compensation Committee, and Mr. Foley served as our Executive Chairman until December 1, 2019 while also serving as a director of Cannae. During fiscal year 2019, no other member of the compensation committee was a former or current officer or employee of Cannae or any of its subsidiaries. In addition, during fiscal year 2019, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of Our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk mitigation processes that are in place for each program. We also reviewed data compiled across our Software Solutions, Data and Analytics and corporate operations relative to Adjusted Revenues, Adjusted EBITDA, compensation expense and incentive program expenses (including as a percentage of both Adjusted Revenues and compensation expense).

We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by our compensation committee’s review and approval of the awards and internal and external review of our financial results. We also believe that our use of restricted stock and multi-year vesting schedules in our long-term incentive awards, as well as our executive stock ownership guidelines that strongly promote long-term stock ownership, encourage recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk.

2019 CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2019, which we refer to as our CEO pay ratio. Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

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The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2019 was 101 to 1. This ratio was based on the following:

•	The annual total compensation of our CEO, determined as described above, was $10,143,427; and
•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $100,039.

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full time versus part time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO), and we are permitted to identify the median employee only once every three years, unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. There have been no significant changes to our compensation practices in 2019, nor have there been any significant shifts in our worldwide employee population or any significant acquisitions or divestitures that would cause a significant change to our pay ratio disclosure. Accordingly, we are using the same median employee used for our 2017 CEO pay ratio, who was identified using the following methodology and the material assumptions and estimates.

Employee Population. We determined that, as of November 13, 2017, the date we selected to identify the median employee, our total global employee population consisted of approximately 4,300 individuals.

Compensation Measure Used to Identify the Median Employee. Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) and allowances paid through December 31, 2017 as the compensation measure.

•	We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2017 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.
•	We did not make any cost of living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we identified and calculated the elements of that employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $100,039.

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Annual Total Compensation of Chief Executive Officer.  With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Jabbour in the “Total” column for 2019 in the Summary Compensation Table included in this proxy statement.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2019, all non-employee directors received an annual retainer of $75,000, payable quarterly. We eliminated board meeting fees in 2019. The chairman and each member of the audit committee received an additional annual retainer (payable in quarterly installments) of $40,000 and $30,000, respectively, for their service on the Audit Committee. The chairmen and each member of the Compensation, Corporate Governance and Nominating, and Risk Committees received an additional annual retainer (payable in quarterly installments) of $21,000 and $16,000, respectively, for their service on such committees. In addition, in 2019 each non-employee director received a long- term incentive award of 2,387 restricted shares. The restricted shares were granted under our Omnibus Incentive Plan and vest over a period of three years from the grant date subject to continued service on our board and the achievement of a performance target of Adjusted EBITDA of $543 million for the period of January 1, 2019 to December 31, 2019. Ms. Shanik, who was elected to our board in December 2019, received a new director long-term award of 960 restricted shares, which vest ratably on each of the first three anniversaries of the grant date. We also reimburse each of our directors for all reasonable out of pocket expenses incurred in connection with attendance at board and committee meetings, as well as with any director education programs they attend relating to their service on our board of directors.

The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2019:

	Director Compensation
Reason for Termination Payment:	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Thomas M. Hagerty	112,000	125,031	237,031
David K. Hunt	131,000	125,031	256,031
Richard N. Massey	142,000	125,031	267,031
Ganesh B. Rao	91,000	125,031	216,031
John D. Rood	126,000	125,031	251,031
Nancy L. Shanik	6,114	60,000	66,114

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(1)	Amounts include the cash portion of annual board and committee retainers earned for services as a director in 2019.
(2)	Amounts shown for all directors represent the grant date fair value of restricted stock awards granted in 2019, computed in accordance with FASB ASC Topic 718. For all directors other than Ms. Shanik, these awards consisted of 2,387 performance-based restricted shares granted in February 2019 that vest over a period of three years from the grant date, subject to (i) Black Knight achieving Adjusted EBITDA of $543 million for the period of January 1, 2019 to December 31, 2019 (Adjusted EBITDA, as adjusted for purposes of the awards, of $581.5 million was achieved for this period), and (ii) continued service on our board. Assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2020.The grant date fair value of the awards is based on a per share grant date fair value of $52.38. The award for Ms. Shanik consisted of 960 restricted shares granted in December 2019 that vest over a period of three years subject to continued service on our board. The grant date fair value of the awards is based on a per share grant date fair value of $62.50. As of December 31, 2019, restricted stock awards outstanding for each director were as follows: Mr. Hagerty 6,959; Mr. Hunt 6,959; Mr. Massey 6,959; Mr. Rao 6,959; Mr. Rood 6,959; and Ms. Shanik 960.

PROPOSAL NO. 1: ELECTION OF DIRECTORS PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL NO. 3: MAJORITY RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act) and Rule 14a 21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

Our compensation committee believes it is important to reward our executives for strong performance in an industry with significant operational and regulatory challenges, and to incentivize them to continue to take actions to deliver strong results for our investors by expanding our client relationships, continuing to innovate our solutions set and pursuing new market opportunities. At the same time, our compensation committee believes it is important to disincentivize our executives from taking unnecessary risks.

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As described in detail in our “Compensation Discussion and Analysis,” our Company takes a proactive approach to compensation governance. The compensation committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the Company and our investors. As part of this process, our compensation committee reviews compensation trends and considers current best practices, and makes changes in our compensation programs when the committee deems it appropriate, all with the goal of continually improving our approach to executive compensation. We are also committed to hearing and responding to the views of our shareholders.

We are also committed to hearing and responding to the views of our shareholders. In 2019, our officers met with investors on numerous occasions, both in group and one-on-one settings. The investors with whom we met in 2019 represented 17 of our top 30 shareholders, who collectively owned more than 55% of our shares as of December 31, 2019. At these meetings, our officers discuss a variety of topics, including our operational and stock performance, corporate governance and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as appropriate.

We spoke with eight of our largest shareholders, including five of our top ten shareholders who collectively owned approximately 32% of our shares as of December 31, 2019, specifically with respect to our executive compensation and governance programs, and received their valuable feedback on various matters.

Subsequently, in the first quarter of 2020, we reached out to our 20 largest shareholders to update them on the steps we have taken to address the feedback provided through our shareholder engagement process. The principal observations identified by our shareholders in our 2019 engagement process and our positive steps to address those observations are summarized on the following page:

Observations Identified and Response:	Discussion:
OBSERVATION: Lack of board diversity. RESPONSE: Highly qualified female director elected to our board.

In December 2019, Nancy L. Shanik was elected to our board, and in February 2020, Ms. Shanik was appointed to serve on our Audit Committee. Ms. Shanik has a strong background in risk management and is an audit committee financial expert. For additional information about Ms. Shanik, please see “Certain Information about our Directors.”

OBSERVATION:

Chairman and CEO both compensated at the CEO level.

RESPONSE:

William P. Foley, II transitioned from Executive Chairman to non-executive Chairman in December 2019 and Mr. Foley’s compensation was realigned to reflect his non-executive Chairman position.

In 2018, Mr. Jabbour was appointed to serve as our Chief Executive Officer. During this time of transition, our board believed it was extremely important that Mr. Foley remain in his role as Executive Chairman to provide stability for the Company in the execution of our strategic vision and mentorship to Mr. Jabbour. Mr. Foley and Mr. Jabbour were both compensated in a manner appropriate to the significance of their roles during 2019. In December 2019, following a successful transition and as a result of Mr. Jabbour’s strong leadership and performance, Mr. Foley, in consultation with the board, transitioned from Executive Chairman to non- executive Chairman of the Board, and his compensation was realigned and reduced to reflect this change in his role. For additional information concerning Mr. Foley’s transition to non-executive Chairman of the Board, please see the section titled “Mr. Foley’s Transition from Executive Chairman to Non-Executive Chairman” above.

Chart Continued ►

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Observations Identified and Response:	Discussion:

OBSERVATION:

Single-trigger vesting of executive restricted stock awards upon a change in control.

RESPONSE:

2020 performance-based restricted stock awards include double-trigger vesting provisions upon a change in control.

For our 2020 performance-based restricted stock awards, our compensation committee approved changes to our executives’ award agreements to require that their awards will vest in connection with a change in control only if their employment with the Company is terminated in the six months preceding, or at any time following the change in control that is prior the vesting of the award.

OBSERVATION:

Performance period for restricted stock awards is only one year.

RESPONSE:

2020 performance-based restricted stock awards include three performance periods: Fiscal years 2020, 2021 and 2022.

Our 2020 performance-based restricted stock awards vest ratably on each of the first three anniversaries of the date of grant, subject to the achievement of applicable performance-based restrictions. For our 2020 awards:

•      The first 1/3 of the award will vest only if the Company achieves Adjusted EBITDA of at least $583.4 million in 2020

•     The second 1/3 of the award will vest only if the Company achieves Adjusted EBITDA in 2021 at least equal to the Adjusted EBITDA achieved in 2020

•     The third 1/3 will vest only if the Company achieves Adjusted EBITDA in 2022 at least equal to the Adjusted EBITDA achieved in 2021

If we do not achieve the performance metric in any year, the portion of the award that was subject to achievement of that metric will be forfeited. In other words, there is no “catch-up” to allow a portion of an award to vest in a subsequent year if we fail to achieve the performance metric applicable to that year.

OBSERVATION: Overlapping performance measure between the cash annual incentive and the long-term incentive plan. RESPONSE: Considered by compensation committee, but no change made.

We use Adjusted EBITDA as a performance objective for our cash- based annual incentive plan (20% weighting) and for our long-term performance-based restricted stock awards (100% weighting). Our compensation committee gave strong consideration of whether this measure should be used in both programs. The committee determined that Adjusted EBITDA should be used in both programs. The committee determined it was important to include in the annual incentive plan because it is one of the most important measures in evaluating our operating strength and efficiency and is a focus of our investors.

The committee determined that was the appropriate measure for our long-term performance-based restricted stock awards because it reflects our ability to convert revenue into operating profits for shareholders and measures our progress toward achieving our long- term strategy, and has a significant effect on our long-term stock price. The committee also considered that, while Adjusted EBITDA is the only performance measure for our restricted stock awards, it represents only 20% of our executives’ cash-based annual incentives.

Following strong support of our management proposals in our 2019 proxy statement, our board also approved the following shareholder-friendly governance changes:

•	Annual elections of directors: We amended our certificate of incorporation to de- classify our board over three years beginning with our 2020 Annual Meeting of Shareholders.

Black Knight, Inc.	78

•	Majority voting in director elections: Our board amended our bylaws to implement majority voting in uncontested elections of directors beginning with our 2020 Annual Meeting of Shareholders.

We ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the compensation tables and related narrative.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 1: ELECTION OF DIRECTORS PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL NO. 3: MAJORITY RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information about KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select

79	Black Knight, Inc.

a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC’s rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2020 fiscal year. KPMG LLP has continuously acted as the independent registered public accounting firm for the Company and our predecessors commencing with the fiscal year ended December 31, 2007.

For services rendered to us during or in connection with our years ended December 31, 2019 and 2018, we were billed the following fees by KPMG LLP:

	2019	2018
	(In thousands)
Audit Fees	$1,457	$2,043
Audit Related Fees	$622	$561
Tax Fees	$179	$31
All Other Fees	–	–

Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2019 and 2018 consolidated financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.

Audit Related Fees. Audit related fees consisted principally of fees for Service Organization Control Attestations, including billings for out of pocket expenses incurred.

Tax Fees. Tax fees consisted of tax consulting and compliance services.

All Other Services. The Company did not incur any other fees in 2019 or 2018.

Black Knight, Inc.	80

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes Oxley Act of 2002, all audit and audit related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre- approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2020 FISCAL YEAR.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class. Percentages in the table reflect the percent of common shares held by each shareholder.

Name	Shares Beneficially Owned(1)	Percent of Total Class(2)
Fidelity Management & Research, LLC 245 Summer Street, Boston, MA 02210	19,061,519	12.7%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	16,763,673	11.2%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	14,608,177	9.7%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	13,821,898	9.2%
Principal Global Investors, LLC 801 Grand Avenue, Des Moines, IA 50392	9,281,360	6.2%

(1)	Amounts are based on information publicly filed with the SEC as of December 31, 2019.

(2) Applicable percentages based on 149,920,398 shares of our common stock outstanding as of April 13, 2020.

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Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	Each of our directors and nominees for director;
•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and
•	All of our executive officers and directors as a group.

Percentages in the following table reflect the percent of our common shares outstanding as of April 13, 2020. The mailing address of each director and executive officer shown in the table below is c/o Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Name	Number of Shares	Percent of Shares(1)
William P. Foley, II(2)	4,261,918	2.8%
Michael L. Gravelle	144,115	*
Thomas M. Hagerty	14,501	*
David K. Hunt	60,458	*
Anthony M. Jabbour(3)	589,916	*
Kirk T. Larsen(4)	442,308	*
Shelley S. Leonard	35,850	*
Richard N. Massey	71,906	*
Joseph M. Nackashi	239,429	*
Ganesh B. Rao	14,501	*
John D. Rood	73,092	*
Nancy L. Shanik	2,629	*
All directors and officers (13 persons)	5,971,126	4.0%

*	Represents less than 1% of our common stock.
(1)	Applicable percentages based on 149,920,398 shares of our common stock outstanding as of April 13, 2020.
(2)	Includes 1,000,000 shares owned by Mr. Foley that are pledged as security, as approved by our board of directors. For additional information concerning these pledged shares, please see the section in this proxy statement titled “Compensation Discussion and Analysis—Hedging and Pledging Policy.”
(3)	Includes 32,791 shares of our common stock held by Anthony Jabbour Grantor Retained Annuity Trust and 29,006 shares of our common stock held by the Anthony M. Jabbour Living Trust.
(4)	Includes 156,895 shares of our common stock held by the Kirk Larsen Revocable Trust.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2019 about our common stock which may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(1)
Equity compensation plans approved by security holders	—	—	7,235,862
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	7,235,862

(1)	In addition to being available for future issuance upon exercise of options and stock appreciation rights, under the Omnibus Incentive Plan, shares of our common stock may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other equity-based awards.

CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS

Agreements with FNF

As a result of the Spin-Off, FNF and Black Knight are separate independent companies. Mr. Foley, who served as our Executive Chairman prior to his transition to non-executive Chairman on December 2019, also serves as Chairman of the Board of FNF and is a director of both Black Knight and FNF, and Mr. Gravelle, our Executive Vice President and General Counsel, serves as Executive Vice President, General Counsel and Corporate Secretary of FNF.

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In addition, Thomas M. Hagerty, Richard N. Massey and John D. Rood serve on the boards of directors of both FNF and Black Knight. We consider FNF to be a related party for the period prior to Mr. Foley’s transition to a non-executive role on December 1, 2019.

In order to govern certain of the ongoing relationships between us and Black Knight following the Spin-Off, we have entered into certain agreements with FNF, the terms of which are summarized below.

Tax Matters Agreement

In connection with the Spin-Off, we entered into a tax matters agreement with FNF that governs our respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. As used in this description, the terms Black Knight and FNF generally include Black Knight and FNF, respectively, and their respective direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which Black Knight or FNF, respectively, is the common parent corporation if they were includible corporations under Section 1504(b) of the Internal Revenue Code, or IRC.

Under the tax matters agreement, we were obligated to indemnify FNF during the two- year period following the Spin-Off for (i) any action by Black Knight, or the failure to take any action within our control that negates the tax-free status of the transactions; or (ii) direct or indirect changes in ownership of Black Knight equity interests that cause the Distribution to be a taxable event to FNF as a result of the application of Section 355(e) of the IRC or to be a taxable event as a result of a failure to satisfy the “continuity of interest” or “device” requirements for tax-free treatment under Section 355 of the IRC. No such events occurred.

Services Agreements

We have various agreements with FNF to provide software, data and analytics services, as well as corporate shared services and information technology. We are also a party to certain other agreements under which we incur other expenses or receive revenues from FNF. Pursuant to these arrangements, during the year ended December 31, 2019, we received $65.0 million in revenues and recorded $13.8 million in operating expenses from FNF.

Sales Promotion Agreement

In connection with the Spin-Off, we entered into a Sales Promotion Agreement with FNF, which we refer to as the sales promotion agreement. Pursuant to the agreement, each party agrees to cooperate with the other party in promoting such party’s products and services to its customers. If the promotional activities are mutually advantageous, each party will identify any customers who may be interested in the services of the other party, so that the parties can coordinate appropriate engagement of such promotional activities. The sales promotion agreement has an initial term of five years, and will renew automatically for additional five year terms unless terminated by either party with at least 90 days written notice prior to the start of the next term.

Black Knight, Inc.	84

Non-Competition Agreement

In connection with the Spin-Off, we entered into a Non-Competition Agreement with FNF, which we refer to as the non-competition agreement. Pursuant to the agreement, we will not, among other things, without the prior written consent of FNF, engage in or acquire any businesses engaged in title generation/escrow services, appraisal, or default and field services work (other than technology solutions for such services). Such restrictions are subject to an exception allowing us to acquire a business engaged in such restricted services if at least 90% of such business’ revenue is contributed by activities other than such restricted activities. We also agreed not to engage in certain transactions such as a merger, sale of assets, or sale of greater than 5% of our equity interests to a buyer that derives 10% or more of its revenue from such restricted services. The non-competition agreement terminates on the tenth anniversary of the date of entry into such agreement.

Cross-Indemnity Agreement

We have entered into a cross-indemnity agreement with ServiceLink. Pursuant to the cross- indemnity agreement, ServiceLink indemnifies us for liabilities relating to, arising out of or resulting from the conduct of ServiceLink’s business or any action, suit or proceeding in which we or any of our subsidiaries are named by reason of being a successor to the business of LPS and the cause of such action, suit or proceeding relates to the business of ServiceLink. In return, we indemnify ServiceLink for liabilities relating to, arising out of, or resulting from the conduct of our business.

Investment in The Dun & Bradstreet Corporation

On February 8, 2019, an investment consortium completed the acquisition of D&B. We invested $375.0 million as part of this transaction for an economic ownership in D&B of approximately 18% through our limited partnership interest in Star Parent, L.P., the parent of D&B. Following the transaction, D&B is a privately held company. Concurrent with the closing of this transaction, our Chairman William P. Foley, II began serving as Chairman of D&B, and our Chief Executive Officer Anthony M. Jabbour also began serving as CEO of D&B. Five of our directors, including Mr. Foley and Mr. Jabbour, also serve on the board of directors of D&B. Due to the significant overlap in our board and the board of directors of D&B, this transaction was approved by the non-overlapping and disinterested members of our board rather than the audit committee.

On July 1, 2019, we invested an additional $17.6 million in Star Parent in exchange for our pro-rata share of additional limited partner interests issued by Star Parent related to D&B’s acquisition of Lattice Engines, Inc.

Audit Committee Approval

Our audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct related to the approval of related party transactions, except for the investment in and Mr. Foley’s and Mr. Jabbour’s involvement with D&B, which was approved by the non-overlapping and disinterested members of our board.

85	Black Knight, Inc.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	Any significant ownership interest in any supplier or customer;
•	Any consulting or employment relationship with any client, supplier or competitor; and
•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;
•	In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and
•	In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

Black Knight, Inc.	86

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semiannually to the audit committee for its review.

Under SEC rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 (a) and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2019. Based solely upon a review of these reports, we believe all directors and executive officers of the Company complied with the requirements of Section 16(a) in 2019 except for Mr. Jabbour, who filed one late report due to an administrative oversight.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2021 must be received by the Company no later than December 28, 2020. Any other proposal that a shareholder wishes to bring before the 2021 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 28, 2020. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2020 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

87	Black Knight, Inc.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Anthony M. Jabbour

Chief Executive Officer

Dated: April 27, 2020

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APPENDIX A

Non-GAAP Financial Measures

This proxy statement contains non-GAAP financial measures, including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted EPS. These are important financial measures for us, but are not financial measures as defined by generally accepted accounting principles (GAAP). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company.

These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, net earnings, net earnings per share, net earnings margin or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

89	Black Knight, Inc.

BLACK KNIGHT, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions) (Unaudited)

Reconciliation of Revenues to Adjusted Revenues
	Year ended December 31,
	2019	2018
Revenues	$1,177.2	$1,114.0
Deferred revenue purchase accounting adjustment	0.5	2.5
Adjusted Revenues	$1,177.7	$1,116.5

Reconciliation of Net earnings to Adjusted EBITDA
	Year ended December 31,
	2019	2018
Net earnings	$108.8	$168.5
Depreciation and amortization	236.2	217.0
Interest expense, net	63.5	51.7
Income tax expense	41.9	37.7
Other expense, net	1.4	7.1
Equity in losses of unconsolidated affiliates, net of tax	74.0	—
EBITDA	525.8	482.0
Deferred revenue purchase accounting adjustment	0.5	2.5
Equity-based compensation	51.7	51.4
Debt and/or equity offering expenses	—	0.7
Spin-off related transition costs	—	2.2
Acquisition-related costs	3.8	1.3
Expense reduction initiatives	1.6	—
Executive transition costs	—	2.4
Adjusted EBITDA	$583.4	$542.5

Net earnings margin	9.2%	15.1%
Adjusted EBITDA Margin	49.5%	48.6%

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BLACK KNIGHT, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions, except per share data) (Unaudited)

Reconciliation of Net earnings to Adjusted Net Earnings
	Year ended December 31,
	2019	2018
Net earnings	$108.8	$168.5
Equity in losses of unconsolidated affiliates, net of tax	74.0	—
Depreciation and amortization purchase accounting adjustment	97.4	90.6
Deferred revenue purchase accounting adjustment	0.5	2.5
Equity-based compensation	51.7	51.4
Debt and/or equity offering expenses	—	6.5
Spin-off related transition costs	—	2.4
Acquisition-related costs	3.8	1.3
Expense reduction initiatives	1.6	—
Executive transition costs	—	2.4
Legal matters	1.5	0.8
Income tax expense adjustment	(43.9)	(48.5)
Adjusted Net Earnings	$295.4	$277.9

Adjusted EPS	$1.99	$1.87
Weighted Average Shares Outstanding - Diluted	148.6	148.2

91	Black Knight, Inc.

Black Knight, Inc.

BLACK KNIGHT, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FLORIDA 32204

BLACK KNIGHT, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FL 32204 VOTE BY INTERNET Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 9, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 9, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D09292-P37894 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BLACK KNIGHT, INC. The Board of Directors recommends you vote FOR the following: 1. Election of four directors to serve until the 2021 annual meeting of shareholders: Nominees: 01)       Anthony M. Jabbour 02)       Richard N. Massey 03)       John D. Rood 04)       Nancy L. Shanik For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. 3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. For Against Abstain ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Black Knight, Inc. Meeting Information* 2020 Annual Meeting of Shareholders June 10, 2020 11:00 a.m. Eastern Time 601 Riverside Avenue Jacksonville, FL 32204 * As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investors page of our website at www.BlackKnightInc.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D09293-P37894 BLACK KNIGHT, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BLACK KNIGHT, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 10, 2020 The undersigned hereby appoints the Chief Executive Officer and Corporate Secretary of Black Knight, Inc. (Black Knight), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Black Knight common stock held of record by the undersigned as of April 13, 2020, at the Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on June 10, 2020, or any adjournment thereof. This instruction and proxy card is also solicited by the Board of Directors of Black Knight for use at the Annual Meeting of Shareholders on June 10, 2020 at 11:00 a.m., Eastern Time, from persons who participate in the Black Knight, Inc. 401(k) Profit Sharing Plan (the 401(k) Plan). By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A. (the Trustee for the 401(k) Plan) to exercise the voting rights relating to any shares of Black Knight common stock allocable to his or her account(s) as of April 13, 2020. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Black Knight, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). All voting instructions for shares in the 401(k) Plan, whether voted by mail, telephone or internet, must be received by 11:59 p.m., Eastern Time, on June 7, 2020. The Trustee will tabulate the votes from all 401(k) Plan participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side